Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 29, 2018 (this “Amendment”), by and among Assurant, Inc. (the “Borrower”), the lenders party hereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), amending that certain Amended and Restated Credit Agreement, dated as of December 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, as amended by this Amendment, the “Amended Credit Agreement”) by and among the Borrower, the lenders party thereto and the Administrative Agent.

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain terms of the Credit Agreement; and

WHEREAS, the Administrative Agent and the Lenders are willing to amend such terms of the Credit Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement.

2. Amendments. The Credit Agreement is hereby amended in the form attached as Annex A hereto, with deletions of text in the Credit Agreement (excluding for this purpose the schedules and exhibits to the Credit Agreement) made as indicated by ~~struck-through text~~ and insertions of text made as indicated by bold, double-underlined text, in each case, as set forth on Annex A hereto.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Section 4 of the Credit Agreement and in each other Loan Document are true and correct in all material respects (except representations and warranties that are qualified by materiality, which shall be true and correct in all respects (after giving effect to such qualification therein)) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects (except representations and warranties that are qualified by materiality, which shall be true and correct in all respects (after giving effect to such qualification therein)), and no Default or Event of Default has occurred and is continuing as of the First Amendment Effective Date (as defined below) or would result from this Amendment becoming effective in accordance with its terms.

(b) Organization, Good Standing, Etc. (i) The Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except where the failure to be duly organized, validly existing or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect, (iii) the Borrower and each Material Subsidiary has all requisite power and authority to own, lease and operate its material properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Amendment and the other Loan Documents relating thereto (together with this Amendment, the “Amendment

Documents”) to which it is a party and to carry out the transactions contemplated hereby and by the Amended Credit Agreement and (iv) the Borrower and each of its Subsidiaries is duly qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

(c) Authorization, Etc. The execution and delivery by the Borrower of this Amendment and each other Amendment Document to which it is or will be a party and the performance by it of the Amended Credit Agreement and the other Amendment Documents have been duly authorized by all necessary action on the part of the Borrower.

(d) No Conflict. The execution and delivery by the Borrower of this Amendment and each other Amendment Document to which it is or will be a party and the performance by it of the Amended Credit Agreement and the other Amendment Documents and the consummation of the transactions contemplated hereby, the Amended Credit Agreement and each Loan Document to which it is a party do not and will not (i) violate any provision of any of the Organizational Documents of the Borrower or any of its Subsidiaries, (ii) violate any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, (iii) violate any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, (v) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries, or (vi) require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the First Amendment Effective Date and disclosed in writing to the Administrative Agent and except for approvals and consents the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Consents. The execution and delivery by the Borrower of this Amendment and each other Amendment Document to which it is or will be a party and the performance by it of the Amended Credit Agreement and the other Amendment Documents and the consummation of the transactions contemplated hereby, the Amended Credit Agreement and each Loan Document to which it is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

(f) Binding Obligation. Each of this Amendment, the Amended Credit Agreement and the other Amendment Documents to which it is a party has been duly executed and delivered by the Credit Parties and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4. Conditions to Effectiveness of this Amendment. This Amendment shall become effective only upon the satisfaction, in a manner reasonable satisfactory to the Administrative Agent, or waiver of the following conditions precedent (the first date upon which all such conditions shall have been satisfied (or waived) being hereinafter referred to as the “First Amendment Effective Date”):

(a) Delivery of Documents. The Administrative Agent shall have received this Amendment, duly executed by the Borrower, the Administrative Agent and the Lenders constituting the Requisite Lenders; and

(b) Payment of Fees, Etc. The Borrower shall have paid (i) all fees, costs and expenses then payable, if any, pursuant to Section 8.2 (Expenses) of the Amended Credit Agreement and (ii) a consent fee to the Administrative Agent, for the account of each Lender that is a party to this Amendment, in an amount equal to 1.25 basis points on such consenting Lender’s Commitment as of the date hereof.

5. Continued Effectiveness of the Credit Agreement and Other Loan Documents. The Borrower hereby (a) acknowledges and consents to this Amendment and (b) confirms and agrees that the Credit Agreement and each other Loan Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the First Amendment Effective Date, all references in any such Loan Document to “the Amended and Restated Credit Agreement”, “the Credit Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment. This Amendment does not and shall not affect any of the obligations of the Credit Parties, other than as expressly provided herein, including, without limitation, the Credit Parties’ obligations to repay the Loans in accordance with the terms of Credit Agreement or their obligations under any Loan Document, all of which obligations shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.

6. No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.

7. No Representations by Administrative Agent or Lenders. The Borrower hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by the Administrative Agent or any Lender, other than those expressly contained herein, in entering into this Amendment.

8. Miscellaneous.

(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) The Borrower hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Credit Agreement.

(e) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f) Section 8.2 (Expenses) of the Amended Credit Agreement is incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

ASSURANT, INC.

By:	/s/ Alan Colberg
Name: Alan Colberg
Title: President and Chief Executive Officer

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender and as Administrative Agent

By:	/s/ Kristen Murphy

Name:	Kristen Murphy
Title:	Vice President

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michelle S. Dagenhart
Name: Michelle S. Dagenhart
Title: Director

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ David C. Doran
Name: David C. Doran
Title: Director

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

The Bank of Nova Scotia, as a Lender

By:	/s/ Kevin Chan
Name: Kevin Chan
Title: Director

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ James Cribbet
Name: James Cribbet
Title: SVP

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ferris Joanis
Name: Ferris Joanis
Title: Vice President

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Nicholas Guzzardo
Name: Nicholas Guzzardo
Title: Assistant Vice President

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

HSBC Bank USA, National Association as a Lender

By:	/s/ Teresa Pereyra
Name: Teresa Pereyra
Title: Vice President, Finanical Institutions Group, Insurance

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

Lloyds Bank plc, as a Lender

By:	/s/ Allen McGuire
Name: Allen McGuire
Title: Assistant Manager Transaction Execution Category A M004

By:	/s/ Jennifer Larrow
Name: Jennifer Larrow
Title: Assistant Manager Transaction Execution Category A L003

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Chris Lam
Name: Chris Lam
Title: Authorized Signatory

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Cindy Tse
Name: Cindy Tse
Title: Authorized Signatory

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

ANNEX A

Amended Credit Agreement

~~EXECUTION VERSION~~

Annex A to Amendment No. 1 to the

Amended and Restated Credit Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 15, 2017 among

ASSURANT, INC.,

as Borrower,

THE LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

JPMORGAN CHASE BANK, N.A. and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

BMO HARRIS BANK N.A.,

THE BANK OF NOVA SCOTIA,

KEYBANK NATIONAL ASSOCIATION and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

(continued)

i

(continued)

ii

(continued)

SCHEDULES

1.1	PRICING SCHEDULE
1.2	LENDERS’ COMMITMENTS
1.3	EXISTING FRONTED LETTERS OF CREDIT
4.1C	SUBSIDIARIES
4.6	LITIGATION
6.1	EXISTING SECURED INDEBTEDNESS
6.4	APPLICABLE ORDERS AND AGREEMENTS
6.8	TRANSACTIONS WITH AFFILIATES

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF CONVERSION/CONTINUATION NOTICE
III	FORM OF NOTE
IV	FORMS OF U.S. TAX CERTIFICATES
V	FORM OF ASSIGNMENT AGREEMENT
VI	FORM OF CONFIRMING LENDER AGREEMENT
VII	FORM OF GUARANTEE AGREEMENT
VIII	FORM OF OPINION

iii

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 15, 2017 is entered into among ASSURANT, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower, the Administrative Agent, and the Lenders have entered into that certain Credit Agreement, dated as of September 16, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrower has requested that on the Effective Date (as defined below) (a) the Existing Credit Agreement be amended and restated in its entirety on the terms set forth in this Agreement and (b) the Existing Credit Agreement be of no further force and effect.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders, the Administrative Agent and the Syndication Agent agree as follows:

SECTION 1. DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement and includes any successor Administrative Agent appointed pursuant to Section 9.5.

“Administrative Questionnaire” means an administrative questionnaire, substantially in the form supplied by the Administrative Agent, completed by a Lender and furnished to the Administrative Agent in connection with this Agreement.

“Affected Lender” has the meaning assigned to such term in Section 2.6B.

“Affected Loans” has the meaning assigned to such term in Section 2.6B.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person, provided that no portfolio company of (a) TPG Capital, L.P., (b) any affiliate of TPG Capital, L.P. or (c) any fund or partnership managed or advised by TPG Capital, L.P. or any affiliate of TPG Capital, L.P. or any affiliate of such fund or partnership (in each case other than the Group Members and any direct or indirect holding or parent company thereof) shall be deemed an “Affiliate” of any Group Member. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Administrative Agent and the Syndication Agent.

“Agent Party” has the meaning assigned to such term in Section 8.7D.

“Aggregate Amounts Due” has the meaning assigned to such term in Section 8.18.

“Aggregate Credit Exposure” means the aggregate amount of the Credit Exposures of each of the Lenders.

“Agreement” means this Amended and Restated Credit Agreement.

“Annual Convention Statements” has the meaning assigned to such term in Section 4.3B.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the ~~Parent~~Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning assigned to such term in Section 4.17(iii).

“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (i) the state or other jurisdiction in which such Insurance Subsidiary is domiciled or (ii) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, each state or other jurisdiction in which such Insurance Subsidiary is licensed or conducts business, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Insurance Subsidiary.

“Applicable Margin” means a percentage per annum determined by reference to Schedule 1.1.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the FRB or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable LIBOR or any other interest rate of a Loan is to be determined or (ii) any category of extensions of credit or other assets which include LIBOR Loans. A LIBOR Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arbor Merger Sub” means Arbor Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of TWG Holdings.

“Arrangers” means JPMCB and Wells Fargo Securities, LLC.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit V, with such amendments or modifications as may be approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.9.

“Availability Period” means the period commencing on the Effective Date to but not including the Commitment Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus 1/2 of 1.00% and (iii) LIBOR for a one month Interest Period (the “Relevant Adjusted LIBO Rate”) on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Relevant Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Relevant Adjusted LIBO Rate shall be effective on the effective day of such change in the Prime Rate, the NYFRB Rate or the Relevant Adjusted LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.6C hereof, then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrowing” means a group of Loans of the same Type of Loan made, continued or converted on the same day and, in the case of LIBOR Loans, having the same Interest Period.

“Bridge Facility” means that certain $~~1,000,000,000~~1,500,000,000 364-day senior unsecured bridge term loan facility, the material terms and conditions of which are summarized in that certain Amended and Restated Commitment Letter, dated as of ~~the Merger Agreement Signing Date, between~~January 24, 2018, among the Borrower ~~and~~, MSSF, JPMCB, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association and each other party thereto, and any loan agreement and other documentation that may be entered into governing such loan facility.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and any day on which commercial banks and foreign exchange markets do not settle payments in Dollars, and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans, any day that is a Business Day described in clause (i) above and that is also a day on which banks are open for dealings in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9604).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means that (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the ~~Parent~~Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the ~~Parent~~Borrower, except, in each case, ~~(x)~~ any direct or indirect parent company of which the ~~Parent~~Borrower is a Subsidiary; provided that no Person (other than another direct or indirect parent company that otherwise meets the requirements of this clause (x)) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of such parent company or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of such parent company ~~and (y) pursuant to or in connection with the Merger Transactions;~~; or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the ~~Parent~~Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, except, in each case, pursuant to or in connection with the Merger Transactions~~; or (c) at any time following the Merger Transactions Closing Date, the Borrower shall cease to be a direct or indirect wholly-owned Subsidiary of TWG Holdings~~.

“Commitment” means, with respect to any Lender, the commitment of such Lender to make Loans to the Borrower pursuant to Section 2.1A, to issue Syndicated Letters of Credit for the account of the Borrower pursuant to Section 2.10 and/or to acquire participations in Fronted Letters of Credit pursuant to Section 2.11, and “Commitments” means such commitments of all Lenders in the aggregate. The amount of the Commitment of each Lender as of the Effective Date is set forth on Schedule 1.2.

“Commitment Fee Rate” means a percentage per annum determined by reference to Schedule 1.1.

“Commitment Increase” has the meaning assigned to such term in Section 2.9.

“Commitment Increase Date” has the meaning assigned to such term in Section 2.9.

“Commitment Termination Date” means the earlier to occur of (i) the Maturity Date and (ii) the date on which the Commitments terminate pursuant to Section 2.4B(i).

“Communications” has the meaning assigned to such term in Section 8.7D.

“Compliance Certificate” means a certificate of the chief financial officer, treasurer or controller of the ~~Parent~~Borrower (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants set forth in Section 6.2 and Section 6.9 as at the end of the period covered by the financial statements being delivered with such certificate and (ii) certifying as to no Potential Event of Default or Event of Default except as otherwise specified in such certificate.

“Confirming Lender” means, with respect to any Lender, any other Person which is listed on the NAIC Qualified U.S. Financial Institutions List that has agreed, by delivery of an agreement between such Lender and such other Person in substantially the form of Exhibit VI or any other form reasonably satisfactory to the Administrative Agent, to honor the obligations of such Lender in respect of a draft complying with the terms of a Syndicated Letter of Credit as if, and to the extent, such other Person were an “issuing bank” (in place of such Lender) named in such Syndicated Letter of Credit.

“Consolidated Adjusted Net Worth” means, as at any date of determination, the sum of (a) the amounts that would, in accordance with GAAP, be included on the consolidated balance sheet of the ~~Parent~~Borrower and its Subsidiaries as of such date as total stockholders’ equity (including all “preferred stock” (other than Disqualified Capital Stock and/or Hybrid Securities that are determined to be, or that are treated as, “preferred stock”)), but excluding (i) treasury stock, (ii) accumulated other comprehensive income (AOCI) and (iii) noncontrolling interests in subsidiaries (as determined in accordance with the Statement of Financial Accounting Standards No. 160, entitled “Noncontrolling Interests in Consolidated Financial Statements”), and (b) the amounts of all obligations of the ~~Parent~~Borrower and its Subsidiaries in respect of Disqualified Capital Stock and/or Hybrid Securities to the extent, as at such date of determination, such obligations would be excluded from the definition of “Indebtedness” by virtue of the proviso contained in clause (ix) of such definition.

“Consolidated Capitalization” means, in respect of the ~~Parent~~Borrower and its Subsidiaries on a consolidated basis, as at any date of determination, the sum of Consolidated Total Debt and Consolidated Adjusted Net Worth.

“Consolidated Net Income” means, in respect of the ~~Parent~~Borrower and its Subsidiaries on a consolidated basis, for any period, (i) the net income (or loss) for the ~~Parent~~Borrower and its Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the ~~Parent~~Borrower or any of its Subsidiaries or that Person’s assets are acquired by the ~~Parent~~Borrower or any of its Subsidiaries, (b) any after-tax gains or losses attributable to returned surplus assets of any Pension Plan, and (c) (to the extent not included in clauses (a) and (b) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, in respect of the ~~Parent~~Borrower and its Subsidiaries on a consolidated basis, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness, determined on a consolidated basis in accordance with GAAP, but excluding: (i) Indebtedness constituting letters of credit issued for insurance regulatory purposes (including, for the avoidance of doubt, for reserve credit and required solvency ratio purposes) and for which adequate insurance reserves or other appropriate provisions consistent with past practice of the Borrower or the TWG Business have been made therefor; (ii) Non-Recourse Indebtedness; and (iii) the Permanent Financing.

“Consolidated Total Debt to Capitalization Ratio” means, in respect of the ~~Parent~~Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) Consolidated Total Debt as of the last day of any Fiscal Quarter to (ii) Consolidated Capitalization as of such date.

“Contractual Obligation”, as applied to any Person, means any provision of any securities issued by that Person or of any indenture, mortgage, deed of trust, or other material contract, undertaking, agreement or other material instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit II.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of such Lender’s Loans and (ii) such Lender’s LC Exposure, in each case, outstanding at such time.

“Credit Extension” means any Borrowing or the issuance, amendment, renewal, or extension of any Letter of Credit hereunder.

“Credit Party” means the Borrower and each Guarantor.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or obligations in respect of Syndicated Letters of Credit or participations in Fronted Letters of Credit or (ii) pay over to the Administrative Agent, any Fronted LC Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any Fronted LC Issuing Bank or any Lender in writing, or made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in writing that it will comply with its funding obligations under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification) ~~or~~, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Disqualified Capital Stock” means that portion of any Capital Stock (other than Capital Stock that is solely redeemable, or at the election of the Borrower (not subject to any condition), may be redeemed, with Capital Stock that is not Disqualified Capital Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, on or prior to 91 days after the scheduled Maturity Date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EEA Financial Institution” means (i) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which all conditions precedent set forth in Section 3.1 have been satisfied (or waived in accordance with Section 8.5).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any Fronted LC Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means any Person which is (i) a Lender or an Affiliate of a Lender; or (ii) a commercial bank, savings and loan association, savings bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided that (a) such Person is a NAIC Qualified U.S. Financial Institution and (b) no Ineligible Institution shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the ~~Parent~~Borrower or any of its Subsidiaries or, in the case of any such plan subject to Title IV of ERISA, by any ERISA Affiliate.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal, state, local and foreign laws and regulations, statutes, ordinances, orders, rules, guidance documents, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human health or the environment, in any manner applicable to the ~~Parent~~Borrower or any of its Subsidiaries or any Facilities.

“Equity Issuance” means the issuance of any Capital Stock (including equity-linked securities) by the Borrower or any of its Subsidiaries to any Person except (i) pursuant to any employee stock plans and retirement plans or issued as compensation to officers, employees and/or non-employee directors, (ii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by Persons other than a Group Member under applicable law and (iii) to any Group Member or in the case of any non-wholly owned Subsidiary pro rata to its equity holders or on a more than pro rata basis to any Group Member.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which the ~~Parent~~Borrower or any Subsidiary is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which the ~~Parent~~Borrower or any Subsidiary is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which the ~~Parent~~Borrower, any Subsidiary, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding requirements of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA or the commencement of proceedings by the PBGC to terminate a pension plan or the appointment of a trustee to administer a pension plan; (iv) the withdrawal by the ~~Parent~~Borrower, any Subsidiary or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in each case, resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the occurrence of an event or condition that could reasonably be expected to give rise to the imposition of liability on the ~~Parent~~Borrower, any Subsidiary or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vi) the filing of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the ~~Parent~~Borrower, any Subsidiary or any ERISA Affiliate in connection with any Employee Benefit Plan; or (vii) the imposition of, or the occurrence of an event or condition that could reasonably be expected to result in the imposition of, a Lien pursuant to ERISA with respect to any Pension Plan; (viii) the incurrence by ~~Parent~~the Borrower or any of its ERISA Affiliates of any liability with respect to the complete or partial withdrawal from a Multiemployer Plan; or (ix) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the events set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing 2018 Senior Notes” mean the portion of the Borrower’s 2.50% senior notes due March 15, 2018.

“Existing Fronted Letters of Credit” means the letters of credit issued under the Existing Credit Agreement by Wells Fargo Bank, National Association for the account of the Borrower prior to the Effective Date that are outstanding as of the Effective Date and identified in Schedule 1.3.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the ~~Parent~~Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code. For purposes of the preceding sentence, such amended or successor version of FATCA shall be deemed not to be materially more onerous for a Lender to comply with if the Borrower shall have offered to compensate such Lender for the costs of such compliance (including costs attributable to the Lender’s own personnel) to the reasonable satisfaction of such Lender.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York.

“Fee Letter” means each Fee Letter between the Borrower and any of the Administrative Agent or the Arrangers (or any Affiliate thereof) with respect to the Revolving Credit Facility.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the ~~Parent~~Borrower and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of a jurisdiction located in the United States of America.

“Foreign Subsidiary HoldCo” means a Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the stock or Indebtedness of one or more Foreign Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System.

“Fronted LC Issuing Bank” means any bank designated by the Borrower that is acceptable to the Administrative Agent in its reasonable discretion and that has agreed in writing to act as a Fronted LC Issuing Bank hereunder, in either case, in its capacity as an issuer of Fronted Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.10G.

“Fronted Letters of Credit” means the letters of credit issued by each Fronted LC Issuing Bank, in each case as the sole issuer thereof, under Section 2.10, and shall include the Existing Fronted Letters of Credit.

“Funding and Payment Office” means the office of the Administrative Agent as set forth under the Administrative Agent’s name on the signature pages hereof, or such other office designated in a written notice delivered by the Administrative Agent to the Borrower and each Lender.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, and shall include any Applicable Insurance Regulatory Authority.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Group” means~~, (i) prior to the Merger Transactions Closing Date,~~ the Borrower and its Subsidiaries ~~and (ii) on and following the Merger Transactions Closing Date, TWG Holdings, the Borrower and their respective Subsidiaries~~. Each member of the Group, a “Group Member”.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) customary indemnity obligations provided in connection with any acquisition or disposition of assets permitted hereunder.

“Guarantee Agreement” means a Guarantee Agreement entered into by any Guarantor and the Administrative Agent with respect to the Revolving Credit Facility, substantially in the form of Exhibit VII.

“Guarantor” means any Group Member that has executed and delivered a Guarantee Agreement or supplement thereto pursuant to Section 5.9.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law or which poses a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hybrid Securities” means (i) any preferred Securities which have the following characteristics: (a) a wholly-owned Subsidiary which is a Delaware business trust (or similar entity) lends substantially all of the proceeds from the issuance of such preferred Securities to the ~~Parent~~Borrower or another wholly-owned Subsidiary in exchange for junior subordinated debt Securities issued by the ~~Parent~~Borrower or such other wholly-owned Subsidiary (as the case may be), (b) such preferred Securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on such junior subordinated debt Securities and (c) the ~~Parent~~Borrower or such wholly-owned Subsidiary (as the case may be) makes periodic interest payments on such junior subordinated debt Securities, which interest payments are in turn used to make corresponding payments to the holders of the preferred Securities; and (ii) any debt Securities issued by the ~~Parent~~Borrower or a wholly-owned Subsidiary that are (a) mandatorily convertible into common equity or (b) long-term Securities that (x) are contractually subordinated to senior Indebtedness and (y) allow the issuer to temporarily defer the payment of interest, provided that such debt Securities in this clause (ii) are afforded a certain degree of equity classification by S&P as of the date of issuance thereof (and the ~~Parent~~Borrower shall have provided satisfactory evidence of such treatment to the Administrative Agent).

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBOR”.

“Increasing Lender” is defined in Section 2.9.

“Indebtedness”, as applied to any Person (and without duplication), means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (1) any such obligations incurred under ERISA, (2) any current accounts payable incurred in the ordinary course of business and (3) any earn–out or similar obligation (but only to the extent such obligation, or portion thereof, is contingent)), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that, for purposes of this clause (v), the amount of Indebtedness shall be equal to the lesser of (a) the fair market value of such property or asset and (b) the amount of Indebtedness secured by such Lien, (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (vii) all Guarantees by such Person with respect to Indebtedness of another Person, (viii) the net termination obligation (after giving effect to any netting arrangements) of such Person in respect of any Swap Agreement determined as if such Swap Agreement were terminated as of the date of determination, and (ix) all obligations of such Person in respect of any Hybrid Securities and Disqualified Capital Stock, provided that, in the case of this clause (ix), only the amount of those obligations that exceed 15% of Consolidated Capitalization at the time of determination shall be included as Indebtedness. Notwithstanding the foregoing, and for the avoidance of doubt, “Indebtedness” shall not include (a) any liability for collateral held by the ~~Parent~~Borrower and/or its Subsidiaries relating to securities lending transactions, (b) any commitment or other undertaking of such Person to provide funds for the purchase or acquisition of any investment, including, without limitation, commitments in the nature of capital calls or capital contributions for private equity funds or similar investments and (c) obligations of the ~~Parent~~Borrower or any of its Subsidiaries arising under any Swap Agreements entered into in the ordinary course of business and not for speculative purposes (it being acknowledged and agreed that, for the avoidance of doubt, Swap Agreements entered into by the ~~Parent~~Borrower or its Subsidiaries that comprise a portion of the investment portfolio of the ~~Parent~~Borrower or its Subsidiaries or for the purpose of mitigating risk with respect to all or any portion of the investment portfolio of the ~~Parent~~Borrower or its Subsidiaries shall be deemed to be in the ordinary course of business and not for speculative purposes).

“Indemnified Liabilities” has the meaning assigned to such term in Section 8.3.

“Indemnitee” has the meaning assigned to such term in Section 8.3.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) any Group Member or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Insurance Contract” means any insurance binder, contract or policy issued by an Insurance Subsidiary but shall not include any Reinsurance Agreement or Retrocession Agreement.

“Insurance Licenses” means, with respect to each Insurance Subsidiary, licenses (including licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact Insurance Business held, or required to be held, by such Insurance Subsidiary.

“Insurance Subsidiary” means any Subsidiary that is licensed to conduct, or conducts or is engaged in, an Insurance Business.

“Interest Payment Date” means with respect to: (i) any Base Rate Loan, the last day of each Fiscal Quarter and the Maturity Date; and (ii) any LIBOR Loan, (a) the last day of each Interest Period applicable to such Loan, (b) if any such Interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) the Maturity Date.

“Interest Period” has the meaning assigned to such term in Section 2.2B.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“LC Disbursement” means (i) with respect to any Fronted Letter of Credit, a payment made by the Fronted LC Issuing Bank thereof pursuant thereto and (ii) with respect to any Syndicated Letter of Credit, a payment made by a Lender pursuant thereto.

“LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all LC Disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the aggregate LC Exposure at such time.

“LC Issuing Bank” means (i) with respect to any Fronted Letter of Credit, the Fronted LC Issuing Bank of such Fronted Letter of Credit and (ii) with respect to any Syndicated Letter of Credit, each Lender, in its capacity as one of the issuers under such Syndicated Letter of Credit.

“Lender” and “Lenders” means the Persons listed on Schedule 1.2 and any other Person that shall become a party hereto pursuant to an Assignment Agreement or under an agreement entered into pursuant to Section 2.9, other than any Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.

“Letter of Credit Sublimit” means $50,000,000.

“Letters of Credit” means each of the Syndicated Letters of Credit and the Fronted Letters of Credit.

“LIBOR” means, with respect to a LIBOR Loan for the relevant Interest Period, the result of (i) the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Interest Rate Determination Date; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBOR for such Interest Period shall be the Interpolated Rate; provided, further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, divided by (ii) a percentage equal to (x) one minus (y) the Applicable Reserve Requirement. It is understood and agreed that all of the terms and conditions of this definition of “LIBOR” shall be subject to Section 2.6.

“LIBOR Loan” means any Loan bearing interest at a rate calculated on the basis of LIBOR.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBOR”.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan Documents” means this Agreement, the Letter of Credit Documents, each Guarantee Agreement and the Notes.

“Loans” means loans made by the Lenders to the Borrower pursuant to Section 2.1.

“Managed Vehicle” means any bankruptcy-remote collateralized debt obligation fund or other bankruptcy-remote sponsored investment vehicle managed by the Borrower or a Subsidiary of the Borrower.

“Margin Stock” is defined in Regulation U of the FRB as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties or financial condition of the ~~Parent~~Borrower and its Subsidiaries, taken as a whole, (ii) the ability of a Credit Party to perform any of its payment obligations or other material obligations under the Loan Documents or (iii) the legality, validity, binding effect or enforceability against a Credit Party of any Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Non-Recourse Indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the ~~Parent~~Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the ~~Parent~~Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the ~~Parent~~Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Insurance Subsidiary” means, at any time, any Insurance Subsidiary having Statutory Surplus of $10,000,000 or more at such time.

“Material Subsidiary” means, at any time, a Subsidiary that as of the end of the most recently completed Fiscal Year accounted for (i) 5% or more of the total assets of the ~~Parent~~Borrower and its Subsidiaries or (ii) 5% or more of the total revenues of the ~~Parent~~Borrower and its Subsidiaries, in each case as determined by reference to the most recent audited consolidated financial statements for the ~~Parent~~Borrower and its Subsidiaries as of the end of such Fiscal Year.

“Maturity Date” means the earlier to occur of (i) December 15, 2022 and (ii) the date that all Obligations become due and payable (by acceleration or otherwise).

“Merger” has the meaning assigned to such term in the definition of “Merger Transactions”.

“Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger dated as of the Merger Agreement Signing Date (together with all exhibits, schedules and disclosure letters thereto), by and among the Borrower, TWG Holdings, TWG Re, Merger Sub and Arbor Merger Sub (as amended, supplemented or otherwise modified from time to time).

“Merger Agreement Signing Date” means ~~October 17~~January 8, ~~2017~~2018.

“Merger Sub” means ~~Arbor~~Spartan Merger Sub, ~~Inc~~Ltd., a ~~Delaware corporation~~Bermuda exempted limited liability company and a direct wholly-owned subsidiary of ~~TWG Holding~~sthe Borrower.

“Merger Transactions” means the transactions contemplated by the Merger Agreement, pursuant to or in connection with which (i) the Borrower ~~and~~will acquire TWG Holdings ~~will combine their businesses through a transaction in which~~pursuant to a statutory merger (the “Merger”), whereby Merger Sub will merge with and into ~~the Borrower, with the Borrower continuing as the surviving~~ corporation and a wholly-owned subsidiary of TWG Holdings ~~(the “~~, with TWG Holdings surviving such Merger~~”)~~ and (ii) ~~each of~~ TWG Holdings and TWG Re will undertake an internal reorganization such that, at the time of the Merger, the outstanding capital stock of TWG Holdings will consist exclusively of ordinary shares and TWG Re will be a wholly-owned subsidiary of TWG Holdings.

“Merger Transactions Closing Date” means the date on which the Merger Transactions are consummated.

“Moody’s” means Moody’s Investor Services, Inc.

“MSSF” means Morgan Stanley Senior Funding, Inc., and its successors.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Qualified U.S. Financial Institution” means (i) any Person that is a financial institution listed on the most current “List of Qualified U.S. Financial Institutions” approved by the NAIC (the “NAIC Qualified U.S. Financial Institutions List”) or (ii) any Lender as to which its Confirming Lender is a financial institution listed on the NAIC Qualified U.S. Financial Institutions List.

“NAIC Qualified U.S. Financial Institutions List” is defined in the definition of “NAIC Qualified U.S. Financial Institutions” in this Section 1.1.

“Non-Excluded Tax” has the meaning assigned to such term in Section 2.5B(i).

“Non-Recourse Indebtedness” means, with respect to the ~~Parent~~Borrower and its Subsidiaries, Indebtedness of any Person (including of any Managed Vehicle) for which the owner of such Indebtedness has no recourse, directly or indirectly, to the ~~Parent~~Borrower or any of its Subsidiaries or to any property (except as provided below) of the ~~Parent~~Borrower or any of its Subsidiaries for the principal of, premium, if any, and interest on such Indebtedness, and for which the ~~Parent~~Borrower and its Subsidiaries are not directly or indirectly liable for the principal of, premium, if any, and interest on such Indebtedness. Notwithstanding the foregoing, Indebtedness of a Person shall be “Non-Recourse Indebtedness” if the owner of such Indebtedness has recourse that is limited solely to (i) real property securing such Indebtedness pursuant to mortgages, deeds of trust or other security interests to which such Indebtedness relates and (ii) recourse obligations or liabilities solely for fraud, environmental matters and other customary “non-recourse carve-outs” in respect of any such Indebtedness.

“Non-US Lender” has the meaning assigned to such term in Section 2.5B(iii)(a).

“Note” means any promissory note of the Borrower issued pursuant to Section 2.1D or Section 8.1D, in each case substantially in the form of Exhibit III.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I delivered by the Borrower to the Administrative Agent pursuant to Section 2.1B with respect to a proposed Borrowing of the Loans.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all obligations of every nature of the Credit Parties from time to time owed to the Agents, the Lenders or any of them under any of the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Officer’s Certificate” means (a) as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer, its treasurer, its assistant treasurer, its secretary or its assistant secretary or (b) as applied to any limited partnership, a certificate executed on behalf of such limited partnership by the chairman of the board (if an officer) or the president or one of the vice presidents and by the chief financial officer or treasurer of the general partner of such limited partnership, or, if the general partner of such limited partnership is an individual, executed by such individual; provided that each Officer’s Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include: (i) a statement that the officer or officers making or giving such Officer’s Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement and (iv) with respect to any limited liability company, its articles of organization and its operating agreement. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt, perfection of a security under, or otherwise with respect to, this Agreement, except any such Taxes imposed with respect to an assignment hereunder (other than an assignment made pursuant to Section 2.7).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBOR borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

~~“Parent”  means (i) prior to the Merger Transactions Closing Date, the Borrower and (ii) on and after the Merger Transactions Closing Date, TWG Holdings (including its successors).~~

“Participant Register” has the meaning assigned to such term in Section 8.1G.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permanent Financing” means (a) the loans under the Term Loan Agreement and other Indebtedness, in each case to the extent borrowed or incurred for the purpose of redeeming the Existing 2018 Senior Notes, until the earlier of (x) the date such redemption occurs and (y) March 15, 2018; and (b) other Indebtedness to the extent borrowed or incurred for the purpose of financing the Merger Transactions, until the earlier of (x) the Merger Transactions Closing Date and (y) the date that is 30 days following termination of the Merger Agreement; provided that such Indebtedness pursuant to this clause (b) is prepayable or redeemable in the event that the Merger Transactions are not consummated.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both as specified in Section 7, would constitute an Event of Default.

“primary obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Indebtedness” means (i) all outstanding Indebtedness of the ~~Parent~~Borrower or any of its Subsidiaries secured by Liens permitted under Section 6.1(xxvii) and (ii) all outstanding unsecured Indebtedness of all Subsidiaries of the ~~Parent~~Borrower, other than (a) Indebtedness of any Subsidiary of the ~~Parent~~Borrower owing to the ~~Parent~~Borrower or Indebtedness (including Guarantees) of any Subsidiary of the ~~Parent~~Borrower owing to another Subsidiary of the ~~Parent~~Borrower, (b) Indebtedness of any Subsidiary of the ~~Parent~~Borrower outstanding at the time such Subsidiary is acquired by the ~~Parent~~Borrower or any other Subsidiary of the ~~Parent~~Borrower, including amendments, extensions and refinancings thereof (provided that such Indebtedness shall have not been created in contemplation of or in connection with such Person becoming a Subsidiary, the amount thereof is not thereafter increased and the obligor of such Indebtedness is not thereafter changed), (c) Indebtedness of any Subsidiary of the ~~Parent~~Borrower that is a special purpose finance entity that does not own any assets (other than those assets consistent with its limited purpose status) and that does not loan the proceeds of such Indebtedness to another Subsidiary, (d) Indebtedness of any Subsidiary of the ~~Parent~~Borrower constituting letters of credit issued for insurance regulatory purposes (including, for the avoidance of doubt, for reserve credit and required solvency ratio purposes) and for which adequate insurance reserves or other appropriate provisions consistent with such Subsidiary’s past practice has been made therefor, (e) Non-Recourse Indebtedness of any Subsidiary of the ~~Parent~~Borrower, (f) Indebtedness incurred pursuant to the Loan Documents and (g) unsecured Indebtedness of any Credit Party.

“Pro Rata Share” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.12 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the aggregate amount of the Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Register” has the meaning assigned to such term in Section 2.1E.

“Regulation D” means Regulation D of the FRB.

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities under insurance policies or agreements issued by another insurance or reinsurance company or companies.

“Related Indemnitee” has the meaning assigned to such term in Section 8.3.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Adjusted LIBO Rate” has the meaning assigned to such term in the definition of “Base Rate”.

“Replacement Lender” has the meaning assigned to such term in Section 2.7.

“Requisite Lenders” means the Lenders having Pro Rata Shares of more than 50%.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the ~~Parent~~Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the ~~Parent~~Borrower or any of its Subsidiaries now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the ~~Parent~~Borrower or any of its Subsidiaries now or hereafter outstanding.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaries, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaries under another Retrocession Agreement.

“Revolving Credit Facility” means the senior unsecured revolving credit facility established pursuant to this Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any EU member state, or Her Majesty’s Treasury of the United Kingdom.

“SAP” means, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied in accordance with Section 1.2.

“SEC” means Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificate, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the fair value of the assets of such Person (y) exceeds the total amount of debt and other liabilities, subordinated, contingent or otherwise of such Person and (z) is greater than the amount that will be required to pay the probable liabilities on such Person’s debts and other liabilities, subordinated, contingent or otherwise as such debts and other liabilities become absolute and matured; (ii) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital and (iii) such Person is able to pay its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserves” has the meaning assigned to such term in Section 4.3C.

“Statutory Statement” means, as to any Insurance Subsidiary, a statement of the condition and affairs of such Insurance Subsidiary, prepared in accordance with SAP, and filed with the Applicable Insurance Regulatory Authority.

“Statutory Surplus” means, for any Insurance Subsidiary and its Subsidiaries, the “Total Adjusted Capital” (as defined by the NAIC) of such Insurance Subsidiary or Insurance Subsidiaries (as the case may be).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, notwithstanding the foregoing, (i) no real estate Joint Venture of the ~~Parent~~Borrower or its Subsidiaries shall be considered a Subsidiary unless such Joint Venture is consolidated on the balance sheet of the ~~Parent~~Borrower and (ii) any Managed Vehicle shall be deemed not to be a Subsidiary of the ~~Parent~~Borrower. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the ~~Parent~~Borrower.

~~“Subsidiary Guarantor” means, at any time, each Subsidiary that is party to a Guarantee Agreement at such time.~~

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the ~~Parent~~Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndicated Letters of Credit” means letters of credit issued under Section 2.10C.

“Syndication Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, the ~~Parent~~Borrower, the lenders party thereto and JPMCB as administrative agent.

“Term Loan Facility” means that certain $350,000,000 364-day senior term loan facility established pursuant to the Term Loan Agreement.

“Terminated Lender” has the meaning assigned to such term in Section 2.7.

“Transactions” means the Merger Transactions, the redemption of the Existing 2018 Senior Notes, the Bridge Facility, the Term Loan Facility and the Revolving Credit Facility and the transactions contemplated by or related to the foregoing.

~~“TWG” means The Warranty Group, Inc., a Delaware company.~~

“TWG Business” means, collectively, TWG Holdings and its Subsidiaries (as of the Merger Agreement Signing Date).

“TWG Holdings” means TWG Holdings Limited, a Bermuda limited company.

“TWG Re” means TWG Re, Ltd., a corporation incorporated in the Cayman Islands.

“Type of Loan” means a Base Rate Loan or a LIBOR Loan.

“U.S. Tax Certificate” means a certificate substantially in the form of Exhibit IV delivered by a Lender to the Administrative Agent pursuant to Section 2.5B(iii)(b).

“Warranty Business” means the business of underwriting, administering and/or providing extended service contracts and warranties for coverage against certain covered losses on various products, including consumer appliances, consumer electronics, personal computers, cellular phones, automobile and recreational vehicles and such other products (whether consumer or commercial) that may become subject to extended service contracts or warranties.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as applicable, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as applicable, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as applicable, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that any change in GAAP after the Effective Date will not cause any lease that was not or would not have been a Capital Lease prior to such change to be deemed a Capital Lease and the obligations with respect thereto shall not constitute Indebtedness under clause (ii) of the definition thereof. Financial statements and other information required to be delivered by the Borrower to the Administrative Agent pursuant to clauses (i) and (ii) of Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding anything herein to the contrary, all financial statements delivered hereunder shall be prepared, all terms of an accounting or financial nature used herein shall be construed, and all financial covenants and computations of amounts and ratios contained herein shall be calculated, (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, all financial covenants and computations of amounts and ratios contained herein shall be calculated without giving effect to, and shall exclude, any financial impact of any Managed Vehicle that is consolidated by the ~~Parent~~Borrower in accordance with GAAP other than (i) the fair value of investments in the Managed Vehicles by the ~~Parent~~Borrower or any of its Subsidiaries, (ii) earnings resulting from the change in the fair value of such investments, (iii) investment income earned by the ~~Parent~~Borrower or any of its Subsidiaries from its investment in the Managed Vehicles, and (iv) management fees earned by the ~~Parent~~Borrower or any of its Subsidiaries from the Managed Vehicles.

1.3	Other Definitional Provisions and Rules of Construction.

A. Any term defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” and subsections shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

E. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any statute, regulation or other law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute, regulation or other law.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitment; Making of Loan; Notes.

A. Commitments. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the Aggregate Credit Exposure exceeding the aggregate amount of the Commitments. Amounts borrowed under this Section 2.1A may be repaid and, subject to the terms and conditions hereof, reborrowed from time to time.

B. Borrowing Mechanics; Minimum Amount. The Borrower shall notify the Administrative Agent of each proposed new Borrowing by delivering a Notice of Borrowing no later than (a) 12:00 p.m. at least three Business Days in advance of a proposed Borrowing of LIBOR Loans or (b) 9:00 a.m. on the day of a proposed Borrowing of Base Rate Loans. Promptly upon receipt by the Administrative Agent of such Notice of Borrowing, the Administrative Agent shall notify each Lender of the proposed Borrowing and such Lender’s Pro Rata Share of such Borrowing. Each Borrowing shall be in a principal amount of $5,000,000 or a higher integral multiple of $1,000,000. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

C. Disbursement of Funds. Each Lender shall make its Loan available to the Administrative Agent not later than 9:00 a.m. (or, in the case of any Borrowing of Base Rate Loans requested on the same day, 12:00 p.m.) on the date of each proposed Borrowing, in each case by wire transfer of same day funds in Dollars, at the Funding and Payment Office. Upon satisfaction or waiver of the conditions precedent specified in Section 3, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on the date of such proposed Borrowing by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Funding and Payment Office or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

D. Notes. Upon request by any Lender, the Borrower shall promptly execute and deliver to the Administrative Agent for such Lender a Note to evidence such Lender’s Loans, in the principal amount of that Lender’s Commitment and with other appropriate insertions. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent as provided in Section 8.1C. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note issued in exchange therefor.

E. The Register.

(i) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at the Funding and Payment Office a register for the recordation of the names and addresses of the Lenders and the principal amount and stated interest of the Loans and the Commitment of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(ii) The Administrative Agent shall record in the Register the Commitment and the Loans of each Lender, and each repayment or prepayment of the principal amount of such Loans. Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Obligations in respect of any applicable Loan.

(iii) Each Lender shall record on its internal records (or, at such Lender’s option, on the Note held by such Lender) the amount of each Loan made by it and each payment thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Obligations in respect of any applicable Loan; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern (absent manifest error therein).

(iv) The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided in Section 8.1C. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

2.2	Interest on the Loans.

A.	Rate of Interest; Type of Loan.

(i) Subject to the provisions of Sections 2.2E, 2.5 and 2.6, each Loan shall bear interest on the unpaid principal amount thereof from the date made to the date of repayment thereof at a rate equal to (a) at any time such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin; and (b) at any time such Loan is a LIBOR Loan, the LIBOR plus the Applicable Margin.

(ii) The basis for determining the rate of interest on any Loan, and the Interest Period for any LIBOR Loan, shall be selected by the Borrower and notified to the Administrative Agent pursuant to the applicable Notice of Borrowing or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Notice of Borrowing or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(iii) If the Borrower fails to specify Base Rate Loans or LIBOR Loans in the applicable Notice of Borrowing or Conversion/Continuation Notice, the applicable Borrowing (if comprised of LIBOR Loans) will be automatically converted into a Borrowing of Base Rate Loans on the last day of the then-current Interest Period for such Borrowing (or if outstanding as a Borrowing of Base Rate Loans will remain as, or (if not then outstanding) will be made as, a Borrowing of Base Rate Loans). As soon as practicable after 11:00 a.m. on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

B. Interest Periods. An interest period (each an “Interest Period”) for a Borrowing of LIBOR Loans shall be a one, two, three or six month period, as selected by the Borrower in the applicable Notice of Borrowing or Conversion/Continuation Notice; provided that:

(i) each successive Interest Period for a Borrowing shall commence on the day on which the immediately preceding Interest Period expires;

(ii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) no Interest Period shall extend beyond the scheduled Maturity Date;

(v) there shall be no more than five Interest Periods outstanding at any time; and

(vi) in the event the Borrower fails to specify an Interest Period for any such Borrowing in the applicable Notice of Borrowing or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. The Borrower shall pay all accrued and unpaid interest on each LIBOR Loan on each Interest Payment Date therefor, upon any prepayment thereof (on the amount being prepaid) and at maturity (by acceleration or otherwise). Accrued and unpaid interest on Base Rate Loans shall be payable on each Interest Payment Date therefor and at maturity (by acceleration or otherwise).

D. Default Rate. Notwithstanding the foregoing, if any principal amount of the Loans, reimbursement obligations in respect of the Letters of Credit, interest payments or fees or other amounts payable hereunder are not paid when due, such overdue amount shall bear interest (including post-petition interest in any case or proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% in excess of the rate otherwise payable with respect to such Loan and (ii) in the case of any other amount, 2.00% in excess of the rate then applicable to Base Rate Loans. Without duplication of amounts charged under the immediately preceding sentence, upon and during the continuance of an Event of Default, at the election of the Requisite Lenders, all outstanding Loans shall bear interest (including post-petition interest in any case or proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate per annum equal to 2.00% in excess of the rate otherwise payable with respect to the applicable Loans (or, in the case of any other amounts then due and payable, at a rate per annum equal to

2.00% in excess of the rate then applicable to Base Rate Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.2D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agents or the Lenders.

E. Computation of Interest. Interest payable hereunder shall be computed (i) in the case of Base Rate Loans at times when the Base Rate is based on the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans, and Base Rate Loans at times when the Base Rate is based on the NYFRB Rate or LIBOR, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

F. Conversion/Continuation.

(i) Subject to Section 2.6 and so long as no Potential Event of Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(a) to convert at any time all or any part of any Borrowing, in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000, from one Type of Loan to the other Type of Loan; provided that LIBOR Loans may only be converted on the expiration of the Interest Period applicable to such LIBOR Loans unless the Borrower shall pay all amounts due under Section 2.6 in connection with such conversion; or

(b) upon the expiration of any Interest Period applicable to any Borrowing of LIBOR Loans, to continue all or any portion of such Borrowing in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000 as LIBOR Loans for a new Interest Period.

(ii) The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 11:00 a.m. at least one Business Day in advance of the proposed conversion date (in the case of a conversion to Base Rate Loans) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of conversion to, or continuation of, LIBOR Loans). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, LIBOR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.3	Fees.

A. Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender for each day during the period from and including the Effective Date to but not including the earlier of the date such Commitment is terminated and the Maturity Date, a commitment fee on the unused amount of such Lender’s Commitment which shall accrue at the Commitment Fee Rate determined by reference to Schedule 1.1. Commitment fees accrued through and including the last day of each Fiscal Quarter shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate. All commitment fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed.

B. Letter of Credit Fees.

(i) The Borrower agrees to pay to the Administrative Agent for account of each Lender (other than Defaulting Lenders) a letter of credit fee which shall accrue at a rate per annum equal to the Applicable Margin for LIBOR Loans on the average daily aggregate undrawn amount of all outstanding Letters of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure. Letter of Credit fees accrued through and including the last day of each Fiscal Quarter shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.

(ii) The Borrower agrees to pay to the relevant Fronted LC Issuing Bank a fronting fee which shall accrue at a rate per annum as agreed in writing between the Borrower and such Fronted LC Issuing Bank on the average daily amount of the LC Exposure in respect of the Fronted Letters of Credit issued by such Fronted LC Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure in respect of Fronted Letters of Credit. Fronting fees accrued through and including the last day of each Fiscal Quarter shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.

(iii) The Borrower agrees to pay to the Administrative Agent, for its own account with respect to Syndicated Letters of Credit and for the account of the relevant Fronted LC Issuing Bank with respect to the Fronted Letters of Credit, within 10 Business Days after demand, the Administrative Agent’s or such Fronted LC Issuing Bank’s, as applicable, standard administrative fees with respect to the issuance, amendment, renewal or extension of any Syndicated Letter of Credit or Fronted Letters of Credit, respectively, or processing of drawings thereunder. All letter of credit fees and fronting fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed.

C. Other Fees. The Borrower agrees to pay to the Arrangers, Agents and the Lenders any applicable fees respectively required to be paid to them in such amounts and payable at such times as separately agreed between them in writing, including as set forth in each Fee Letter.

2.4	Repayments and Prepayments; General Provisions Regarding Payments.

A. Payments of Loans. The Loans and all other outstanding Obligations shall be paid in full no later than the Maturity Date.

B. Commitment Reductions; Prepayments.

(i) Commitment Reductions. The Borrower may at any time and from time to time upon not less than three Business Day’s prior irrevocable written notice given to the Administrative Agent, terminate or permanently reduce the unused portion of the Commitments on any Business Day. Any such reduction shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000. Any such notice of termination or reduction of the Commitments having been given as aforesaid shall be irrevocable and effective upon receipt by the Administrative Agent.

(ii) Prepayments. The Borrower may from time to time pay, without penalty or premium, all outstanding Loans, or, in a minimum aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000, any portion of the outstanding Loans upon (a) three Business Days’ prior notice to the Administrative Agent, in the case of a prepayment of LIBOR Loans, or (b) one Business Day’s prior notice to the Administrative Agent, in the case of a prepayment of Base Rate Loans. Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 2.6D.

C. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by the Borrower hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 P.M. on the date due at the Funding and Payment Office for the account of the Administrative Agent; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(ii) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder; provided that if such next succeeding Business Day occurs in the next calendar month, such payment shall be due and payable on the immediately preceding Business Day.

(iii) Distribution to Lenders. The Administrative Agent shall promptly distribute to each Lender, at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(iv) Interest on Costs and Expenses. If any Lender incurs any cost or expense that this Agreement entitles it to collect from the Borrower, such cost or expense shall be payable together with interest thereon at a rate per annum equal to the rate applicable to Base Rate Loans as then in effect, from the date such cost or expense is incurred until such payment date. Such Lender shall notify the Borrower, through the Administrative Agent, of the cost or expense to be paid plus the amount of interest thereon. This provision shall not apply to payments or prepayments of principal or to amounts to be applied against principal, interest or any cost or expense to be collected pursuant to Section 2.6D.

(v) Failure to Make Certain Payments. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.11C or Section 9.4, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or any LC Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.5	Increased Costs; Taxes.

A. Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.5B (which shall be controlling with respect to the matters covered thereby), and without duplication of any amount paid under Section 2.5B), in the event that any Lender or any Fronted LC Issuing Bank shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) subjects such Lender (or its applicable lending office) or such Fronted LC Issuing Bank to any additional Tax (other than any Non-Excluded Tax covered by Section 2.5B and, any Tax described in Section 2.5(B)(i)(i) through (i)(iv)) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) or such Fronted LC Issuing Bank of principal, interest, fees or any other amount payable hereunder;

(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve or assessment), special deposit, compulsory loan, FDIC insurance or other insurance charge, liquidity or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or such Fronted LC Issuing Bank (other than any such reserve or other requirement with respect to LIBOR Loans that is reflected in the definition of LIBOR); or

(iii) imposes any other condition, cost or expense (other than with respect to a Tax matter) on or affecting this Agreement or such Lender (or its applicable lending office) or such Fronted LC Issuing Bank, as the case may be, or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender or such Fronted LC Issuing Bank, as the case may be, of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) or such Fronted LC Issuing Bank, as the case may be, with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender or such Fronted LC Issuing Bank, as the case may be, upon receipt of the statement referred to in the next sentence, subject to Section 2.4C(iv), such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or such Fronted LC Issuing Bank, as the case may be, in its sole discretion shall determine) as may be necessary to compensate such Lender or such Fronted LC Issuing Bank, as the case may be, for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender or such Fronted LC Issuing Bank, as the case may be, shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender or such Fronted LC Issuing Bank, as the case may be, under this Section 2.5A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Withholding of Taxes.

(i) Payments to Be Free and Clear. All sums payable by the Borrower under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed or increased as a result of a Change in Law after the date hereof (in the case of each Lender listed on the signature pages hereof on the Effective Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) other than (i) a Tax imposed on or measured by the net income of any Lender (including franchise taxes imposed in lieu thereof); (ii) a branch profits tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower; (iii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender or a Fronted LC Issuing Bank with respect to its applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender or Fronted LC Issuing Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.7), or (b) such Lender or Fronted LC Issuing Bank changes its lending office, except in each case to the extent that pursuant to Section 2.5(B) amounts with respect to such Taxes were payable either to such Lender’s or Fronted LC Issuing Bank’s assignor immediately before such Lender or Fronted LC Issuing Bank became a party hereto or changed its lending office; or (iv) any Taxes imposed pursuant to FATCA (a “Non-Excluded Tax”).

(ii) Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any Non-Excluded Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:

(a) the Borrower shall promptly notify the Administrative Agent of any such requirement or any change in any such requirement;

(b) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;

(c) the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made;

(d) the Borrower shall indemnify each such Lender, within 30 days after demand by such Lender therefor, for the full amount of any Non-Excluded Tax paid or incurred by such Lender with respect to any payment by or obligation of the Borrower under the Loan Documents (including any Non-Excluded Tax imposed or asserted on or attributable to amounts payable under this Section 2.5) and any reasonable expenses arising therefrom or with respect thereto (such demand to be made on a certificate stating the amount of such Non-Excluded Tax, which shall be conclusive and binding upon all parties hereto absent manifest error), whether or not such Non-Excluded Tax was correctly or legally imposed or asserted by the relevant Governmental Authority; and

(e) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(iii) Evidence of Exemption from U.S. Withholding Tax.

(a) Each Lender shall deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E, W-8IMY (including applicable attachments) or W-8ECI (or any successor forms) or, in the case of a Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a U.S. Tax Certificate and two original copies of Form W-8BEN or W-8BEN-E, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender, and/or such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is exempt from or entitled to a reduced rate of withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (a), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to Section 2.5B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to the Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E, W-8IMY (including applicable attachments) or W-8ECI, or the applicable U.S. Tax Certificate and two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as the case may be, properly completed and duly executed by such Lender, and/or such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Lender is exempt from or entitled to a reduced rate of withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify the Administrative Agent and the Borrower of its legal inability to deliver any such forms, certificates or other evidence.

(c) The Borrower shall not be required to pay any additional amount to any Lender under Section 2.5B if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this Section 2.5B(iii); provided that if such Lender shall have satisfied the requirements of Section 2.5B(iii)(a) on the Effective Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this Section 2.5B(iii)(c) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to Section 2.5B(ii)(c) in the event that, as a result of any Change in Law, such Lender is no longer legally permitted to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is exempt from or entitled to a reduced rate of withholding.

(iv) Refunds. In the event that an additional payment is made under this Section 2.5B for the account of any Lender and such Lender, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any Tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its sole discretion exercised in good faith, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding; provided that the Borrower, upon the request of a Lender, shall repay to such Lender the amount paid over pursuant to this paragraph (iv) (plus any interest, penalties, or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(v) Other Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

C. Capital Adequacy or Liquidity Adjustment. In the event that any Lender or any Fronted LC Issuing Bank shall have determined that any Change in Law affecting such Lender or such Fronted LC Issuing Bank, any of its applicable lending offices or any corporation controlling such Lender or such Fronted LC Issuing Bank, as the case may be, regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on the capital of such Lender or such Fronted LC Issuing Bank or any corporation controlling such Lender or such Fronted LC Issuing Bank as a consequence of, or with reference to, such Lender’s Loans or Commitments, or participations therein or other obligations hereunder with respect to the Loans, or the Fronted Letters of Credit issued by such Fronted LC Issuing Bank, to a level below that which such Lender or such Fronted LC Issuing Bank or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such Fronted LC Issuing Bank or such controlling corporation with regard to capital adequacy and liquidity), then from time to time, subject to Section 2.4C(iv), the Borrower shall pay to such Lender or such Fronted LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronted LC Issuing Bank or such controlling corporation on an after-tax basis for such reduction. Such Lender or such Fronted LC Issuing Bank, as the case may be, shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.6	Special Provisions Governing LIBOR Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

A. Applicable Interest Rate Not Determinable or Unfair. If, by reason of circumstances affecting the interbank LIBOR market, (i) the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that adequate and reasonable means do not exist for ascertaining the interest rate applicable to LIBOR Loans for any Interest Period on the basis provided for in the definition of LIBOR (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis) or (ii) the Requisite Lenders shall determine (and notify the Administrative Agent) prior to the first day of any Interest Period that the LIBOR, as determined by the Administrative Agent, will not fairly and adequately reflect the cost to such Lenders of funding or maintaining their respective LIBOR Loans for such Interest Period, then the Administrative Agent shall promptly give notice (by telecopy or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (a) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such determination no longer exist and any such LIBOR Loans shall be repaid on the last day of the then current Interest Period applicable thereto, and (b) any Notice of Borrowing or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be made, continued, or converted, as the case may be, as a Base Rate Loan.

B. Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank LIBOR market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telecopy or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Borrowing of LIBOR Loans then being requested by the Borrower pursuant to a Notice of Borrowing or a Conversion/Continuation Notice, the Affected Lender shall make its applicable Loan as (or continue its applicable Loan as or convert its applicable Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Borrowing of LIBOR Loans then being requested by the Borrower pursuant to a Notice of Borrowing or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.6D, to rescind such Notice of Borrowing or Conversion/Continuation Notice as to all Lenders by giving notice (by telecopy or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.6B shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

C. LIBOR Replacement. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.6A have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.6A have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 8.5, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days after the date written notice of such alternate rate of interest is provided to the Lenders, a written notice from the Requisite Lenders stating that such Requisite Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.6C (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.6C, only to the extent the LIBOR Screen Rate and/or such Interest Period is not available or published at such time on a current basis), (x) any Conversion/Continuation Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of a LIBOR Loan shall be ineffective and (y) if any Notice of Borrowing requests a Borrowing of a LIBOR Loan, such Borrowing shall be made as a Borrowing of a Base Rate Loan; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

D. Compensation For Breakage. The Borrower shall compensate each Lender upon written request by such Lender (which request shall set forth the basis for requesting such amounts) for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) any LIBOR Loan of such Lender is not made on a date specified therefor in a Notice of Borrowing or Conversion/Continuation Notice or in a telephonic request for such Borrowing, (ii) if any prepayment or other principal payment of, or any conversion of, any LIBOR Loan made by such Lender occurs on a date other than the last day of an Interest Period applicable to such Loan (including as a result of Section 2.7) or (iii) if any prepayment of any LIBOR Loan made by such Lender is not made on any date specified in a notice of prepayment given by the Borrower.

E. Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to a Lender under this Section 2.6 and under Sections 2.5A and 2.5C shall be made as though that Lender had actually funded each of its relevant LIBOR Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “LIBOR” in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.6 and under Sections 2.5A and 2.5C.

2.7	Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, in the event that: (i) any Lender shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.5, 2.6A or 2.6B (including, without limitation, any such payments resulting from any change by such Lender in the office through which it makes LIBOR Loans), the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal or (ii) at any time any Lender is a Defaulting Lender or (iii) at any time any Lender ceases to be a NAIC Qualified U.S. Financial Institution, then, with respect to each such Lender (a “Terminated Lender”), the Borrower may, at its sole expense and effort, by giving written notice to the Administrative Agent and such Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign all of its Commitment (if any), any outstanding Credit Exposure and other interests, rights and obligations hereunder to one or more Persons which are Eligible Assignees at such time (each a “Replacement Lender”) in accordance with the provisions of Section 8.1 (including the consents of the Administrative Agent and each Fronted LC Issuing Bank required thereunder) for a purchase price equal to the sum of (x) the aggregate outstanding principal amount of the Loans held by such Terminated Lender and (y) the LC Disbursements funded by such Terminated Lender that have not then been reimbursed by the Borrower, together with accrued interest thereon and accrued and theretofore unpaid fees owing to such Terminated Lender under Section 2.3 to but not including the date of assignment, to be paid by the relevant Replacement Lender on the date of such assignment; provided that (a) on the effective date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender to the date of such assignment pursuant to Section 2.5 or 2.6 or otherwise as if it were a prepayment and (b) in the case of any such assignment resulting from a claim for payments under Section 2.5, 2.6A or 2.6B, such assignment will result in the reduction in such payments. Upon the completion of such assignment and the payment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any right of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.8	Mitigation.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.5 or Section 2.6, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitment of such Lender or the Affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.5 or Section 2.6 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Section 2.8 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.9	Increase of the Commitments.

The Borrower may, at any time by notice to the Administrative Agent, propose an increase in the total Commitments hereunder (each such proposed increase being a “Commitment Increase”) either by having a Lender increase its Commitment then in effect (each an “Increasing Lender”) or by adding as a Lender with a new Commitment hereunder a Person which is an Eligible Assignee at such time (each an “Assuming Lender”) in each case with the approval of the Administrative Agent (not to be unreasonably withheld), which notice shall specify the name of each Increasing Lender and/or Assuming Lender, as applicable, the amount of the Commitment Increase and the portion thereof being assumed by each such Increasing Lender or Assuming Lender, and the date on which such Commitment Increase is to be effective (the “Commitment Increase Date”) (which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Maturity Date); provided that:

(i) the minimum amount of the increase of the Commitment of any Increasing Lender, and the minimum amount of the Commitment of any Assuming Lender, as part of any Commitment Increase shall be in an amount that is an integral multiple of $5,000,000 and not less than $1,000,000;

(ii) immediately after giving effect to any Commitment Increase, the total Commitments hereunder shall not exceed $575,000,000;

(iii) no Event of Default shall have occurred and be continuing on the relevant Commitment Increase Date or shall result from any Commitment Increase;

(iv) the representations and warranties of the Borrower contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the relevant Commitment Increase Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; and

(v) in the case of any Assuming Lender that is not a Lender immediately prior to such Commitment Increase Date and is not listed on the NAIC Qualified U.S. Financial Institutions List, such Assuming Lender and its Confirming Lender shall have entered into an agreement of the type contemplated in the definition of “Confirming Lender” in Section 1.1.

Each Commitment Increase (and the increase of the Commitment of each Increasing Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by the Administrative Agent, at or prior to 9:00 a.m. (New York City time) on such Commitment Increase Date, of (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Commitment Increase under this Section 2.9 have been satisfied and (B) an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which, effective as of such Commitment Increase Date, the Commitment of each such Increasing Lender shall be increased or each such Assuming Lender, as applicable, shall undertake a Commitment, duly executed by such Increasing Lender or Assuming Lender, as the case may be, and the Borrower and acknowledged by the Administrative Agent, together with such evidence and other related documents as the Administrative Agent may reasonably request with respect to the Borrower’s authorization of such Commitment Increase and its obligation hereunder. Upon the Administrative Agent’s receipt of a fully executed agreement from each Increasing Lender and/or Assuming Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Lender). On each Commitment Increase Date, the Borrower shall (i) prepay in full the Loans (if any) held by the Lenders that were outstanding immediately prior to giving effect to the relevant Commitment Increase, (ii) if the Borrower shall have so requested in accordance with this Agreement, borrow new Loans from all Lenders (including, if applicable, any Assuming Lender) such that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under Section 2.6D.

Notwithstanding anything herein to the contrary, no Lender shall be obligated to increase its Commitment hereunder.

2.10	Letters of Credit.

A. General. Subject to the terms and conditions set forth herein, at the request of the Borrower, the Lenders (in the case of Syndicated Letters of Credit) and the Fronted LC Issuing Banks (in the case of Fronted Letters of Credit) agree at any time and from time to time during the Availability Period to issue standby Letters of Credit for the account of the Borrower or any of its Subsidiaries. As of the Effective Date, all Existing Fronted Letters of Credit shall be deemed to have been issued on such date as Fronted Letters of Credit pursuant to this Agreement and shall be subject to and governed by the terms and conditions hereof. Letters of Credit issued hereunder (including Existing Fronted Letters of Credit) shall constitute utilization of the Commitments.

Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower unconditionally and irrevocably agrees that the Borrower shall be fully liable hereunder for all obligations with respect to such Letter of Credit, including to reimburse the Lenders (with respect to each such Syndicated Letter of Credit) or the relevant Fronted LC Issuing Bank (with respect to each such Fronted Letter of Credit), as applicable, hereunder for any and all LC Disbursements and other drawings under such Letter of Credit and to pay all interest, fees and other amounts owing hereunder in respect of such Letter of Credit in accordance with the terms hereof, in each case as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit). The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.

B. Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by Electronic Systems, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent and (in the case of a Fronted Letter of Credit) the relevant Fronted LC Issuing Bank (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit (and whether such Letter of Credit is to be a Syndicated Letter of Credit or a Fronted Letter of Credit) or (if applicable) identifying the outstanding Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.10E), the amount of such Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be) such Letter of Credit.

With respect to any Letter of Credit, such Letter of Credit shall be in such form as the Borrower may request and as shall be reasonably satisfactory to the Administrative Agent (with respect to any Syndicated Letter of Credit) or the relevant Fronted LC Issuing Bank (with respect to any Fronted Letter of Credit to be issued by it) (and which shall not contain provisions that are inconsistent with the terms hereof).

If requested by the Administrative Agent (in the case of a Syndicated Letter of Credit) or the relevant Fronted LC Issuing Bank (in the case of a Fronted Letter of Credit), the Borrower also shall submit a letter of credit application on JPMCB’s (in the case of a Syndicated Letter of Credit) or such Fronted LC Issuing Bank’s (in the case of a Fronted Letter of Credit) standard form in connection with any request for a Letter of Credit.

In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Administrative Agent (in the case of a Syndicated Letter of Credit) or such Fronted LC Issuing Bank (in the case of a Fronted Letter of Credit) relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

C. Issuance and Administration of Syndicated Letters of Credit. Each Syndicated Letter of Credit shall be issued by all of the Lenders, acting through the Administrative Agent, at the time of issuance as a single multi-bank letter of credit, as provided in this Section 2.10C. The obligation of any Lender under any Syndicated Letter of Credit shall be several and not joint and, in the case of each Syndicated Letter of Credit, shall at any time be in an amount equal to such Lender’s Pro Rata Share of the aggregate undrawn amount of such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide. Without the prior consent of each Lender, no Syndicated Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Lenders thereunder.

Each Syndicated Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Syndicated Letter of Credit, and the Administrative Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the Administrative Agent shall act, as the agent of each Lender to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit and (c) notify such Lender and the Borrower that a valid drawing has been made and the date that the related LC Disbursement is to be made; provided that the Administrative Agent shall have no obligation or liability for any LC Disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer of JPMCB, to execute and deliver in the name and on behalf of such Lender each Syndicated Letter of Credit to be issued by such Lender hereunder. Promptly upon the request of the Administrative Agent, each Lender will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Syndicated Letter of Credit.

D. Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon such issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the Letter of Credit Sublimit, (ii) the Aggregate Credit Exposure shall not exceed the aggregate amount of all Commitments and (iii) the Credit Exposure of each Lender shall not exceed such Lender’s Commitment. In issuing, amending, renewing or extending any Fronted Letter of Credit, the relevant Fronted LC Issuing Bank may presume that each of clauses (i) through (iii) of this Section 2.10D are satisfied unless notified to the contrary in writing by the Administrative Agent at least one Business Day prior to the date of such issuance, amendment, renewal or extension (provided that the Administrative Agent shall not have any liability to such Fronted LC Issuing Bank or any Lender for failing to provide any such notification at any time).

E. Expiry Date. No Letter of Credit shall have an expiry date after the earlier of (a) the date one year after the date of issuance of such Letter of Credit and (b) five business days prior to the Commitment Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above). Notwithstanding the foregoing, any Letter of Credit issued in the final year prior to the Maturity Date may expire no later than one year after the Maturity Date so long as the Borrower cash collateralizes an amount equal to 103% of the face amount of such Letter of Credit, by no later than thirty (30) days prior to the Maturity Date, in the manner described in Section 2.10F and otherwise on terms and conditions reasonably acceptable to the Administrative Agent and the relevant Fronted LC Issuing Bank (in the case of a Fronted Letter of Credit). In the case of any Letter of Credit that provides for the automatic renewal of the expiry date thereof unless the Administrative Agent or (in the case of any Fronted Letter of Credit) the relevant Fronted LC Issuing Bank shall give notice to the beneficiary thereof that such expiry date shall not be renewed, the Lenders shall be deemed to have authorized the Administrative Agent (with respect to each Syndicated Letter of Credit) and the relevant Fronted LC Issuing Bank (with respect to each Fronted Letter of Credit), as applicable, to permit the extension of such Letter of Credit pursuant to the terms thereof to an expiry date not later than the date permitted under the immediately preceding sentence; provided that the Administrative Agent or such Fronted LC Issuing Bank, as applicable, will not permit any such extension if (i) the Administrative Agent or such Fronted LC Issuing Bank, as applicable, has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof or (ii) the Administrative Agent or such Fronted LC Issuing Bank, as applicable, has received notice, at least seven Business Days (or such lesser number of days as the Administrative Agent or such Fronted LC Issuing Bank, as applicable, in its sole discretion shall agree to) prior to the last day of the period under the terms of such Letter of Credit during which a notice with respect to non-extension or non-renewal thereof may be provided to the beneficiary thereunder, from the Borrower or (upon the occurrence and during the continuance of a Potential Event of Default or an Event of Default or at any time upon or following the termination of the Commitments) the Requisite Lenders, in each case, requesting that such Letter of Credit not be permitted to extend (whereupon the Administrative Agent or such Fronted LC Issuing Bank, as applicable, shall promptly provide such notice in accordance with the terms of such Letter of Credit).

F. Provision of Cash Collateral. If an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Requisite Lenders demanding the deposit of cash collateral in respect of the outstanding Letters of Credit pursuant to this paragraph, the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York (the “Uniform Commercial Code”)), in the name of the Administrative Agent and for the benefit of the Lenders and (with respect to Fronted Letters of Credit) the Fronted LC Issuing Banks, an amount in cash equal to 105% of the aggregate LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.6 or Section 7.7. Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement, and for this purpose the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders and the Fronted LC Issuing Banks in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

G. Replacement of Fronted LC Issuing Bank. Any Fronted LC Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Fronted LC Issuing Bank and the successor Fronted LC Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of a Fronted LC Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Fronted LC Issuing Bank pursuant to Section 2.3. From and after the effective date of any such replacement, (i) the successor Fronted LC Issuing Bank shall have all the rights and obligations of the replaced Fronted LC Issuing Bank under this Agreement with respect to Fronted Letters of Credit to be issued thereafter and (ii) references herein to the term “Fronted LC Issuing Bank” shall be deemed to refer to such successor or to any previous Fronted LC Issuing Bank, or to such successor and all previous Fronted LC Issuing Bank, as the context shall require. After the replacement of a Fronted LC Issuing Bank hereunder, the replaced Fronted LC Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Fronted LC Issuing Bank under this Agreement with respect to Fronted Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Fronted Letters of Credit.

H. Non-NAIC Qualified U.S. Financial Institutions. If, at any time after the Effective Date, a Lender ceases to be a NAIC Qualified U.S. Financial Institution, such Lender shall promptly notify the Administrative Agent and the Borrower thereof. At any time after the Effective Date in the event any Lender shall qualify as a NAIC Qualified U.S. Financial Institution hereunder by reason of entering into an agreement as contemplated hereby with a Confirming Lender which is a NAIC Qualified U.S. Financial Institution and such Confirming Lender ceases to be a NAIC Qualified U.S. Financial Institution, such Lender and such Confirming Lender shall promptly notify the Administrative Agent and the Borrower thereof.

I. Fronted LC Issuing Bank Agreements. Each Fronted LC Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Fronted LC Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of its Fronted Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements (it being understood and agreed that no such reports shall be required at any time during which such Fronted LC Issuing Bank does not have Fronted Letters of Credit outstanding hereunder), (ii) on or prior to each Business Day on which such Fronted LC Issuing Bank expects to issue, amend, renew or extend any Fronted Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Fronted Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Fronted LC Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Fronted Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Fronted LC Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Fronted LC Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

2.11	Reimbursement of LC Disbursements, Etc.

A. Reimbursement. If any Lender or (in the case of a Fronted Letter of Credit) the relevant Fronted LC Issuing Bank shall make any LC Disbursement in respect of any Letter of Credit, the Borrower agrees that it shall reimburse such Lender or such Fronted LC Issuing Bank, as the case may be, in respect of such LC Disbursement under a Letter of Credit by paying to the Administrative Agent in Dollars an amount equal to such LC Disbursement not later than 12:00 p.m., New York City time, on (i)

the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time.

With respect to Fronted Letters of Credit, if the Borrower fails to make such payment when due, the Administrative Agent shall notify the relevant Fronted LC Issuing Bank and each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect of such Fronted Letter of Credit and such Lender’s Pro Rata Share thereof.

B. Borrower’s Reimbursement Obligations Absolute. The Borrower’s obligations to reimburse LC Disbursements as provided in Section 2.11A shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Lender or (in the case of a Fronted Letter of Credit) the relevant Fronted LC Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit (provided that the Borrower shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Letter of Credit), (iv) the occurrence of any Potential Event of Default or Event of Default, (v) the existence of any proceedings of the type described in Section 7.6 or Section 7.7 with respect to any guarantor of any of such reimbursement obligations, (vi) any lack of validity or enforceability of any of such reimbursement obligations against any guarantor of any of such reimbursement obligations, or (vii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.11, constitute a legal or equitable discharge of the obligations of the Borrower hereunder.

Neither the Administrative Agent, nor any Lender or any LC Issuing Bank nor any of its respective Affiliates or any of its or their respective directors, officers, employees, agents and advisors shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent, any Lender or any LC Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the gross negligence or willful misconduct of the Administrative Agent, any Lender or a LC Issuing Bank. The parties hereto expressly agree that:

(i) the Administrative Agent or (in the case of Fronted Letters of Credit) the relevant Fronted LC Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Administrative Agent or (in the case of Fronted Letters of Credit) the relevant Fronted LC Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) in the absence of gross negligence or willful misconduct on the part of the Administrative Agent or (in the case of Fronted Letters of Credit) the relevant Fronted LC Issuing Bank (as finally determined by a court of competent jurisdiction), the Administrative Agent or (in the case of Fronted Letters of Credit) the relevant Fronted LC Issuing Bank shall be deemed to have exercised care in each such determination.

C. Lenders’ Participations in Fronted Letters of Credit. By the issuance (or, in the case of the Existing Fronted Letters of Credit, the deemed issuance) of a Fronted Letter of Credit (or an amendment to a Fronted Letter of Credit increasing the amount thereof) by any Fronted LC Issuing Bank, and without any further action on the part of such Fronted LC Issuing Bank or the Lenders, such Fronted LC Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Fronted LC Issuing Bank, a participation in such Fronted Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Fronted Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Fronted Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Fronted Letter of Credit or the occurrence and continuance of a Potential Event of Default or an Event of Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Fronted LC Issuing Bank of each Fronted Letter of Credit, such Lender’s Pro Rata Share of each LC Disbursement made by such Fronted LC Issuing Bank in respect of such Fronted Letter of Credit promptly upon the request of such Fronted LC Issuing Bank at any time from the time such LC Disbursement is made until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.11A, the Administrative Agent shall distribute such payment to the relevant Fronted LC Issuing Bank or, to the extent that the Lenders have made payments pursuant to this Section 2.11C to reimburse such Fronted LC Issuing Bank, then to such Lenders and/or such Fronted LC Issuing Bank, as applicable. Any payment made by a Lender pursuant to this Section 2.11C to reimburse any Fronted LC Issuing Bank for any LC Disbursement shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

D. Letter of Credit Disbursement Procedures.

(i) The following provisions shall apply to Syndicated Letters of Credit. The Administrative Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit. The Administrative Agent shall promptly after such examination (i) notify each of the Lenders and the Borrower by telephone (confirmed by telecopy) of such demand for payment and (ii) deliver to each Lender a copy of each document purporting to represent a demand for payment under such Syndicated Letter of Credit. With respect to any drawing properly made under a Syndicated Letter of Credit, each Lender will make an LC Disbursement in respect of such Syndicated Letter of Credit in accordance with its liability under such Syndicated Letter of Credit and this Agreement, such LC Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The

Administrative Agent will make any such LC Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment. Promptly following any LC Disbursement by any Lender in respect of any Syndicated Letter of Credit, the Administrative Agent will notify the Borrower of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lenders with respect to any such LC Disbursement.

(ii) The following provisions shall apply to Fronted Letters of Credit. The relevant Fronted LC Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Fronted Letter of Credit. Such Fronted LC Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Fronted LC Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Fronted LC Issuing Bank and the Lenders with respect to any such LC Disbursement.

E. Interim Interest. If any LC Disbursement with respect to a Letter of Credit is made, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.11A, Section 2.2D shall apply. With respect to any Fronted Letter of Credit, interest accrued pursuant to this paragraph shall be for account of the relevant Fronted LC Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.11C to reimburse such LC Issuing Bank shall be for account of such Lender to the extent of such payment.

F. Non-Receipt of Funds from Lenders. If any Lender fails to make available to the Administrative Agent or any Fronted LC Issuing Bank, as applicable, any amount required to be paid by such Lender in respect of any Letter of Credit by the time specified herein, the Administrative Agent (with respect to each Syndicated Letter of Credit) (to the extent that the Administrative Agent shall have funded such amount on behalf of such Lender, it being understood and agreed that the Administrative Agent shall have no obligation or liability to fund any amount under any Syndicated Letter of Credit other than in its capacity as a Lender thereunder) and the relevant Fronted LC Issuing Bank (with respect to each Fronted Letter of Credit), as applicable, shall, through the Administrative Agent, be entitled to recover from such Lender, on demand, such amount with interest thereon, for the period from the date such payment is required to the date on which such payment is immediately available to the Administrative Agent, at a rate per annum equal to the NYFRB Rate from time to time in effect. A certificate of the Administrative Agent or such Fronted LC Issuing Bank, as applicable, with respect to any amounts owing under this Section 2.11F shall be conclusive absent manifest error.

G. Adjustment of Pro Rata Shares.

(i) With respect to Syndicated Letters of Credit, upon (a) each increase of the Commitments pursuant to Section 2.9, (b) the assignment by a Lender of all or a portion of its Commitment and its interests in the Syndicated Letters of Credit pursuant to an Assignment Agreement or (c) each reallocation or readjustment pursuant to Section 2.12(c), the Administrative Agent shall promptly notify each beneficiary under an outstanding Syndicated Letter of Credit of the Lenders that are parties to such Syndicated Letter of Credit and their respective Pro Rata Share as of the effective date of, and after giving effect to, such increase, assignment, reallocation or readjustment, as the case may be.

(ii) With respect to Fronted Letters of Credit, notwithstanding anything herein to the contrary, upon (a) each increase of the Commitments pursuant to Section 2.9, each Lender’s participation in each Fronted Letter of Credit then outstanding shall automatically be adjusted to reflect its Pro Rata Share after giving effect to such increase, (b) the assignment by a Lender of all or a portion of its Commitment and its interests in the Fronted Letters of Credit pursuant to an Assignment Agreement respective assigning Lender’s participation in each Fronted Letter of Credit then outstanding shall automatically be adjusted to reflect, and the respective assignee Lender shall be deemed to acquire a participation in each such Fronted Letter of Credit in an amount equal to, its Pro Rata Share and (c) each any reallocation or readjustment pursuant to Section 2.12(c), each Lender’s participation interests in each Fronted Letter of Credit then outstanding shall automatically be adjusted to reflect such Lender’s Pro Rata Share after giving effect to such reallocation or readjustment.

2.12	Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.3A;

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.5), provided that any waiver, amendment or modification (i) described in Section 8.5(A)(i) and 8.5(B)(i), (ii) requiring the consent of all Lenders or (iii) each affected Lender which affects such Defaulting Lender in a manner more adversely than other affected Lenders shall, in each case, require the consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure with respect to each outstanding Letter of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures and such Defaulting Lender’s LC Exposure does not exceed the aggregate amount of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.2(ii) and Section 3.2(iii) are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure with respect to each Fronted Letter of Credit only (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.10F for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.12(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.3B(i) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.12(c), then the fees payable to the Lenders pursuant to Section 2.3B(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share; and

(v) if all or any portion of any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.12(c), then, without prejudice to any rights or remedies of any LC Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.3B(i) with respect to such Defaulting Lender’s LC Exposure with respect to any Fronted Letter of Credit shall be payable to the relevant Fronted LC Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, no Fronted LC Issuing Bank shall be required to issue, amend, renew or extend any Fronted Letter of Credit, unless such Fronted LC Issuing Bank is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.12(c), and participating interests in any such newly issued or increased Fronted Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.12(c)(i) (and the Defaulting Lender(s) shall not participate therein).

If (i) a Bankruptcy Event with respect to a Person as to which any Lender is, directly or indirectly, a subsidiary shall occur following the date hereof and for so long as such event shall continue or (ii) any Fronted LC Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Fronted LC Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Fronted LC Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to such Fronted LC Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and (if there are any Fronted Letters of Credit then outstanding) the relevant Fronted LC Issuing Banks agree that a Lender which is a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment (including readjusting the Lenders’ respective participation interests in any outstanding Fronted Letters of Credit and the Lender’s respective Pro Rata Shares of any outstanding Syndicated Letters of Credit) and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

SECTION 3. CONDITIONS PRECEDENT

3.1	Conditions to Effectiveness.

The effectiveness of this Agreement and the obligation of each Lender to make any Credit Extension hereunder is subject to the satisfaction of the following conditions:

A. Borrower Documents. The Borrower shall deliver or cause to be delivered to the Administrative Agent on behalf of each Lender the following:

(i) Certified copies of the Organizational Documents of the Borrower, each dated a recent date prior to the Effective Date, certified as of a recent date prior to the Effective Date by the appropriate governmental official or an officer of the Borrower, as applicable;

(ii) Resolutions of the board of directors (or similar governing body) of the Borrower approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certified as of the Effective Date by an officer of the Borrower as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the officers of the Borrower executing on behalf of the Borrower the Loan Documents to which it is a party;

(iv) An executed copy of each Note requested by a Lender prior to the Effective Date;

(v) A good standing certificate for the Borrower from its jurisdiction of organization certified as of a recent date prior to the Effective Date; and

(vi) A certificate from an officer of the Borrower certifying satisfaction of the conditions set forth in Sections 3.2(ii) and (iii) as of the Effective Date.

B. Opinion of Counsel. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Willkie Farr & Gallagher LLP in the form of Exhibit VIII, counsel for the Borrower, covering customary matters relating to the Borrower, the Loan Documents and the Transactions and reasonably satisfactory to the Administrative Agent and the Borrower. The Borrower hereby requests such counsel to deliver such opinions.

C. Payment of Fees And Expenses. The Borrower shall have paid (i) to the Arrangers, the Agents and the Lenders all fees required to be paid on the Effective Date in connection with this Agreement and (ii) to the Agents all reasonable costs and expenses (including legal fees and expenses of counsel to the Administrative Agent) required to be paid in connection with the preparation, execution and delivery of this Agreement for which written invoices shall have been submitted to the Borrower.

D. “Know Your Customer” Requirements. To the extent reasonably requested at least ten Business Days prior to the Effective Date by the Lenders, the Lenders shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” rules and regulations and Anti-Money Laundering Laws, including the Patriot Act.

E. Lender Signature Pages. The Administrative Agent shall have received from each Lender a counterpart of this Agreement signed on behalf of such Lender.

F. Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent on behalf of the Lenders may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

3.2	Conditions to each Loan.

The obligation of each Lender to make any Loan or issue, amend, renew or extend any Letter of Credit hereunder, including any Loan to be made or any Letter of Credit to be issued on the Effective Date, is subject to the satisfaction of the following conditions:

(i) the Administrative Agent shall have received (a) in the case of any Borrowing, in accordance with the provisions of Section 2.1B, a Notice of Borrowing signed by the Borrower and (b) in the case of any Letter of Credit, in accordance with the provisions of Section 2.10B, a notice of issuance, amendment, renewal or extension signed by the Borrower;

(ii) the representations and warranties contained herein and in the other Loan Documents (other than, after the Effective Date, the representations and warranties set forth in the last sentence of Section 4.3C and in Section 4.4, Section 4.6A ~~and~~, Section 4.8 and the last sentence of Section 4.16) shall be true, correct and complete in all material respects (except representations and warranties that are qualified by materiality, which shall be true and correct in all respects (after giving effect to such qualification therein)) on and as of the date of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects (except representations and warranties that are qualified by materiality, which shall be true and correct in all respects (after giving effect to such qualification therein)) on and as of such earlier date; and

(iii) no event shall have occurred and be continuing or would result from such Loan or the issuance, amendment, renewal or extension of such Letter of Credit that would constitute an Event of Default or a Potential Event of Default.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (ii) and (iii) of this Section 3.2.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make any Credit Extension hereunder, the Borrower represents and warrants to each Agent and each Lender that the following statements are true, correct and complete:

4.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the ~~Parent~~Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except where the failure to be duly organized, validly existing or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each Material Subsidiary has all requisite power and authority to own, lease and operate its material properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Each Credit Party and each of its Subsidiaries is duly qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

C. Subsidiaries. Schedule 4.1C sets forth the ownership interest of the ~~Parent~~Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Effective Date, and identifies each Subsidiary that is an Insurance Subsidiary as of the Effective Date.

4.2	Authorization of Borrowing, etc.

A. Authorization of Borrowing, etc. The execution, delivery and performance of each Loan Document to which it is a party have been duly authorized by all necessary action on the part of each Credit Party.

B. No Conflict. The execution, delivery and performance by a Credit Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by each Loan Document to which it is a party do not and will not (i) violate any provision of any of the Organizational Documents of the ~~Parent~~Borrower or any of its Subsidiaries, (ii) violate any provision of any law or any governmental rule or regulation applicable to the ~~Parent~~Borrower or any of its Subsidiaries, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, (iii) violate any order, judgment or decree of any court or other agency of government binding on the ~~Parent~~Borrower or any of its Subsidiaries, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the ~~Parent~~Borrower or any of its Subsidiaries, except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, (v) result in or require the creation or imposition of any Lien upon any of the properties or assets of the ~~Parent~~Borrower or any of its Subsidiaries, or (vi) require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of the ~~Parent~~Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to the Administrative Agent and except for approvals and consents the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

C. Governmental Consents. The execution, delivery and performance by a Credit Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by each Loan Document to which it is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

D. Binding Obligation. Each of the Loan Documents to which it is a party has been duly executed and delivered by the Credit Parties and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.3	Financial Condition.

A. GAAP Financial Statements. The Borrower has heretofore delivered to the Administrative Agent (i) the audited consolidated balance sheet of the Borrower as of December 31, 2016 and related audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for the Fiscal Year then ended and (ii) the unaudited consolidated balance sheet of the Borrower as of September 30, 2017 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for the Fiscal Quarter then ended, together in each case with all related notes and schedules thereto, as applicable. All such statements of the Borrower were prepared in conformity with GAAP and fairly present, in all material respects, the financial position of the entities described in such financial statements as at the date thereof and the results of operations and cash flows of the entities described therein for the period then ended (subject to, in the case of such financial statement for such Fiscal Quarter, normal year-end audit adjustments and the absence of footnotes). Neither the Borrower nor any of its Subsidiaries has as of the Effective Date any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case would reasonably be expected to have a Material Adverse Effect.

B. Statutory Financial Statements. All annual convention statements for the Fiscal Years ended December 31, 2015 and 2016, including the financial statements on a statutory basis and the accompanying exhibits and schedules and supplements thereto (the “Annual Convention Statements”), in each case filed with any Applicable Insurance Regulatory Authority by the Insurance Subsidiaries, (a) were duly filed, (b) were prepared in accordance with SAP applied on a consistent basis throughout such periods except as otherwise stated therein or required by the rules and regulations of the Applicable Insurance Regulatory Authorities and in accordance with the books and records of the Insurance Subsidiaries and (c) present fairly, in accordance with such practices, the statutory financial position as at the date of, and the statutory results of its operations for the periods covered by such Annual Convention Statements. Each Insurance Subsidiary owns assets that qualify as legal reserve assets under applicable insurance laws in an amount at least equal to all such required reserves and other similar amounts of such Insurance Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

C. Statutory Reserves. The statutory reserves of each of the Insurance Subsidiaries (the “Statutory Reserves”) as set forth in the Annual Convention Statements and the Quarterly Convention Statements: (i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) were fairly stated in all material respects in accordance with sound actuarial principles, (iii) were based on actuarial assumptions that are in accordance with those specified in the related policy provisions, (iv) made adequate provision for all matured and unmatured liabilities of the Insurance Subsidiaries under the terms of its Insurance Contracts, Reinsurance Agreements and Retrocession Agreements at such date, (v) were computed and fairly stated in all material respects in accordance with SAP, and (vi) were in compliance with the requirements of all Applicable Insurance Regulatory Authorities, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Since December 31, 2016, there has been no adverse change in the Statutory Reserves of any of the Insurance Subsidiaries, except for changes that would not reasonably be expected to have a Material Adverse Effect.

4.4	No Material Adverse Change.

Since December 31, 2016, no event or change has occurred that has caused or evidences, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5	Title to Properties; Liens.

The ~~Parent~~Borrower and each of its Subsidiaries has (i) good and marketable title in fee simple in (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good and marketable title to (in the case of all other personal property), all of its material properties and assets reflected in the financial statements referred to in Section 4.3A or in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements and prior to the Effective Date or as otherwise permitted under Section 6.6. Except as permitted by this Agreement or as contemplated by the Loan Documents, all such properties and assets are free and clear of Liens.

4.6	No Litigation; Compliance with Laws.

A. Except as disclosed on Schedule 4.6, there are no actions, suits, proceedings (whether administrative, judicial or otherwise), arbitrations or governmental investigations (whether or not purportedly on behalf of the ~~Parent~~Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), that are pending or, to the knowledge of the ~~Parent~~Borrower or any of its Subsidiaries, threatened against or affecting the ~~Parent~~Borrower or any of its Subsidiaries or any property of the ~~Parent~~Borrower or any of its Subsidiaries and that (i) individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the transactions contemplated thereby. There has been no change in the status of the matters disclosed on Schedule 4.6 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

B. Neither the ~~Parent~~Borrower nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.7	Payment of Taxes.

Except as otherwise permitted under Section 5.5, all tax returns and reports of the ~~Parent~~Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes due and payable and all assessments, fees and other governmental charges imposed upon the ~~Parent~~Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except to the extent the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. Neither the ~~Parent~~Borrower nor any of its Subsidiaries knows of any proposed tax assessment against the ~~Parent~~Borrower or any of its Subsidiaries which is not adequately reserved in accordance with GAAP and being contested by the ~~Parent~~Borrower or such Subsidiary in good faith and by appropriate proceedings.

4.8	No Default.

Neither the ~~Parent~~Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.9	Governmental Regulation.

No Credit Party is required to register as an “investment company” under and as defined in the Investment Company Act of 1940. No Credit Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.10	Securities Activities.

Neither the ~~Parent~~Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the FRB.

4.11	Employee Benefit Plans.

A. Each of the ~~Parent~~Borrower and its Subsidiaries are in all material respects in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, or is maintained under a prototype or volume submitter plan and may rely on a favorable opinion or advisory letter issued by the Internal Revenue Service with respect to such prototype or volume submitter plan, and the ~~Parent~~Borrower is not aware of any circumstances likely to result in revocation of such favorable determination, opinion or advisory letter.

B. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA (other than required contributions which have been timely made when due) has been or is expected to be incurred by the ~~Parent~~Borrower, any Subsidiary or any ERISA Affiliate, and no ERISA Event has occurred or is reasonably expected to occur, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

C. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the ~~Parent~~Borrower and its Subsidiaries that have not been accrued on the ~~Parent’ s~~Borrower’s consolidated financial statements in accordance with the Statement of Financial Accounting Standards No. 106. The ~~Parent~~Borrower has retained the right to amend or terminate its retiree medical arrangements at any time.

D. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the ~~Parent~~Borrower, any Subsidiary or any ERISA Affiliate (determined as of the beginning of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the actuarial value of the assets of each such Pension Plan, in each case by an amount which could reasonably be expected to have a Material Adverse Effect.

4.12	Environmental Protection.

A. Neither the ~~Parent~~Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

B. As of the Effective Date, neither the ~~Parent~~Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of CERCLA or any comparable state law.

C. There are and, to the ~~Parent’s~~Borrower’s and each of its Subsidiaries’ knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the ~~Parent~~Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

D. Compliance with all current or reasonably anticipated future requirements pursuant to or under Environmental Laws is not reasonably expected to have a Material Adverse Effect.

4.13	Solvency.

The ~~Parent~~Borrower, individually, and together with each of its Subsidiaries (on a consolidated basis), is, and on each date on which the Borrower incurs any Obligations will be, Solvent.

4.14	Restrictions.

There are no contractual restrictions on the ~~Parent~~Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary to the ~~Parent~~Borrower, other than prohibitions or restrictions permitted under Section 6.4.

4.15	Insurance Licenses.

No Insurance License, the suspension, revocation, termination, non-renewal or limitation of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension, revocation, termination, non-renewal or limitation and, to the knowledge of the ~~Parent~~Borrower and its Subsidiaries, no such suspension, revocation, termination, non-renewal or limitation has been threatened by any Governmental Authority. No Insurance Subsidiary transacts any Insurance Business, directly or indirectly, in any jurisdiction where such business requires any Insurance License that is not validly maintained by such Insurance Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.16	Disclosure.

No representation or warranty of the Borrower contained in any of the Loan Documents or in any other document, certificate or written statement furnished to any of the Agents or any of the Lenders by or on behalf of the ~~Parent~~Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contained as of the date such document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact (known to the ~~Parent~~Borrower or any of its Subsidiaries, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the ~~Parent~~Borrower to be reasonable at the time made, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known to the ~~Parent~~Borrower or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to each of the Agents for use in connection with the transactions contemplated hereby.

4.17	Anti-Corruption Laws; Sanctions and Anti-Money Laundering Laws.

(i) The ~~Parent~~Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the ~~Parent~~Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the ~~Parent~~Borrower and its Subsidiaries and their respective directors and officers and, to the knowledge of the ~~Parent~~Borrower, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the ~~Parent~~Borrower, any Subsidiary or, to the knowledge of the ~~Parent~~Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the ~~Parent~~Borrower, any agent of the ~~Parent~~Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(ii) No Borrowing, use of proceeds or other transactions contemplated by the Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

(iii) The operations of the ~~Parent~~Borrower and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the ~~Parent~~Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best of the ~~Parent’ s~~Borrower’s knowledge, threatened (in each case solely with respect to the TWG Business on the Merger Transactions Closing Date, to the knowledge of the ~~Parent~~Borrower).

4.18	EEA Financial Institutions.

No Credit Party is an EEA Financial Institution.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of the Loans and all other Obligations (other than indemnification and other contingent obligations that by the terms of this Agreement survive termination and as to which no demand shall have been made or given) and the expiration or termination of all Letters of Credit (or the cash collateralization thereof on terms satisfactory to the Administrative Agent (with respect to outstanding Syndicated Letters of Credit) or the relevant Fronted LC Issuing Bank (with respect to outstanding Fronted Letters of Credit)), unless the provisions of this Section 5 are waived or amended in accordance with Section 8.5, the Borrower shall perform all covenants in this Section 5.

5.1	Financial Statements and Other Reports.

The Borrower will deliver to the Administrative Agent (with, in the case of any of the following delivered in tangible form, a sufficient number of copies for each Lender):

(i) Quarterly Financial Statements: within the earlier of (A) five Business Days after the date on which the ~~Parent~~Borrower is required to file a quarterly report with the SEC with respect to any Fiscal Quarter ending after the Effective Date and (B) 50 days after the end of such Fiscal Quarter, the unaudited consolidated balance sheet of the ~~Parent~~Borrower and its Subsidiaries as at the

end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the ~~Parent~~Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of the ~~Parent~~Borrower as fairly presenting, in all material respects, the financial condition of the ~~Parent~~Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP, subject to changes resulting from audit and normal year-end adjustments; provided that delivery of a quarterly report on Form 10-Q for such Fiscal Quarter shall be sufficient for purposes of this clause (i) so long as it contains all of the foregoing information;

(ii) Annual Financial Statements: within the earlier of (A) five Business Days after the date on which the ~~Parent~~Borrower is required to file an annual report with the SEC with respect to any Fiscal Year and (B) 95 days after the end of such Fiscal Year, (a) the consolidated balance sheets of the ~~Parent~~Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the ~~Parent~~Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief financial officer of the ~~Parent~~Borrower as fairly presenting, in all material respects, the financial condition of the ~~Parent~~Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated; and (b) with respect to such consolidated financial statements, a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by the ~~Parent~~Borrower, and reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the ~~Parent~~Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that, in connection with their audit examination, no knowledge was obtained of any Event of Default under Section 6.2 or Section 6.9 or, if any such Event of Default shall exist, stating the nature and status thereof (it being understood that such statement shall be limited to the items that independent certified public accountants are permitted to cover in such statements pursuant to the professional standards and customs of the accounting profession);

(iii) Pro Forma Financial Statements: not later than the Merger Transactions Closing Date, regardless of whether any Loans are made on such date, pro forma condensed combined financial statements of the Borrower and TWG Holdings reflecting the Transactions for the periods required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act to the extent required ~~for the Parent’s registration statement on Form S-4 to be filed with the SEC in connection with the Merger Transactions and updated, if applicable, as required~~ to be included in a Form 8-K on the Merger Transactions Closing Date, regardless of any grace periods thereunder, and prepared in accordance with GAAP and Regulation S-X under the Securities Act.

(iv) Compliance Certificate: together with each delivery of financial statements of the ~~Parent~~Borrower and its Subsidiaries pursuant to Section 5.1(i) or (ii), a duly executed and completed Compliance Certificate;

(v) Filings: (a) promptly upon their becoming available, copies of all financial statements, periodic reports (including reports on Form 8-K) and proxy statements filed with, or furnished to, the SEC or sent by the ~~Parent or the~~ Borrower to its shareholders (other than its Affiliates) or other security holders, and (b) promptly following the reasonable request of the Administrative Agent or any Lender, a copy of all material information filed by the ~~Parent or the~~ Borrower with any Governmental Authority to the Administrative Agent or such Lender;

(vi) Notice of Default, etc.: promptly upon (a) the occurrence of any condition or event that constitutes an Event of Default or Potential Event of Default or notice being given to the ~~Parent~~Borrower or any of its Subsidiaries with respect thereto, (b) any Person giving any notice to the ~~Parent~~Borrower or any of its Subsidiaries or taking any other action with respect to a claimed default or event or condition of the type referred to in Section 7.2, or (c) the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the Group has taken, is taking and proposes to take with respect thereto;

(vii) Change in Rating: prompt written notice of any and all changes in the rating given to the Borrower by Moody’s or S&P;

(viii) Insurance Reports and Filings:

(a) (1) prompt written notice to the Administrative Agent of the failure by any Insurance Subsidiary to file its Statutory Statements and any statements referred to in Section 4.3B or 4.3C and (2) promptly following the filing thereof, a complete copy of any Statutory Statement filed with respect to (A) an Insurance Subsidiary that has Statutory Surplus of $250,000,000 or more as of the date of such Statutory Statement and (B) ~~Parent~~the Borrower and its consolidated Insurance Subsidiaries, and (3) promptly following the request of the Administrative Agent or any Lender, a complete copy of any Statutory Statement and any statements referred to in Section 4.3B or 4.3C to the Administrative Agent or such Lender;

(b) promptly following the request of the Administrative Agent or any Lender, copies of (1) each material examination and/or audit report or other similar report, in each case in final and binding form, submitted to any Material Insurance Subsidiary by any Applicable Insurance Regulatory Authority, and (2) all material information which the Lenders may from time to time reasonably request with respect to the nature or status of any material deficiencies or violations reflected in any such examination, report or other similar report; and

(ix) Insurance License Notices: promptly following notification thereof from a Governmental Authority, and in any event not later than five Business Days after receipt of such notice, written notice of the revocation, suspension, termination, non-renewal or limitation of, or the taking of any other action in respect of, any material Insurance License;

(x) Environmental Notices: promptly following receipt thereof, a copy of any letter or request for information received by the ~~Parent~~Borrower or any Subsidiary under Section 104 of CERCLA or any comparable state law if the subject matter of such letter or request could reasonably be expected to have or result in a Material Adverse Effect; and

(xi) Other Information: with reasonable promptness, such other information and data with respect to the ~~Parent~~Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.

5.2	Books and Records.

(i) The Borrower will, and will cause each other Group Member to, (i) keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP and SAP, as applicable, consistently applied shall be made of all material dealings and transactions in relation to its business and activities; and (ii) permit representatives and agents of the Administrative Agent ~~and the Syndication Agent~~ (and, during the existence of an Event of Default, any Lender) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records, upon reasonable prior notice during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the ~~Parent~~Borrower and its Subsidiaries with officers and employees of the ~~Parent~~Borrower and its Subsidiaries. The ~~Parent~~Borrower and its Subsidiaries shall pay the reasonable cost of any such visit, inspection, examination or discussion if an Event of Default or Potential Event of Default exists at the time thereof or is discovered as a result thereof (but shall have no responsibility therefor under any circumstance).

5.3	Existence.

Except as otherwise permitted by Section 6.6, the Borrower will, and will cause ~~the Parent (if other than the Borrower) and~~ each Material Subsidiary to, at all times preserve and keep in full force and effect its existence and all rights, privileges, licenses (including Insurance Licenses) and franchises material to its business; provided that the Borrower shall not be required to preserve the existence of any Subsidiary, or any such right, privilege, license or franchise of the Borrower~~, the Parent (if other than the Borrower)~~ or such Subsidiary if the board of directors (or similar governing body) of the Borrower~~, the Parent (if other than the Borrower)~~ or such Subsidiary shall determine that the preservation of such existence, right, privilege, license or franchise is no longer desirable in the conduct of the business of such Person, and that the loss thereof or dissolution (as the case may be) is not disadvantageous in any material respect to the Borrower, ~~the Parent (if other than the Borrower),~~ such Subsidiary or the Lenders.

5.4	Insurance.

The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Group as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

5.5	Payment of Taxes and Claims.

The Borrower will, and will cause each other Group Member to, pay (a) all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty or fine accrues thereon and (b) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto, in each case, nonpayment of which could reasonably be expected to be, individually or in the aggregate, material to the ~~Parent~~Borrower and its Subsidiaries (taken as a whole); provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings and adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor.

5.6	Compliance with Laws.

The Borrower will, and will cause each other Group Member to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by each Group Member and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

5.7	Use of Proceeds.

A. Use of Credit Extensions. The Borrower will use the proceeds of the Loans made hereunder and the Letters of Credit issued hereunder for general corporate purposes of the ~~Parent~~Borrower and its Subsidiaries. Notwithstanding the foregoing, the Borrower shall not use the proceeds of the Loans made hereunder for the purpose of financing any portion of the Merger Transactions or the transactions related thereto unless the proceeds of the Permanent Financing and (if applicable) the Bridge Facility which are available for such purpose have first been applied thereto. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that each other Group Member and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

B. Margin Regulations. The Borrower will not permit any part of the proceeds of the Loans made to the Borrower to be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the FRB.

5.8	Claims Pari Passu.

The Borrower shall ensure that at all times the Obligations and any other claims of the Arrangers, the Agents and the Lenders arising hereunder or under any of the other Loan Documents rank at least pari passu with the claims of all of the Borrower’s or its Subsidiaries’ other senior unsecured creditors, except (i) those creditors whose claims are preferred by any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and (ii) those claims which are permitted to be secured under Section 6.1.

5.9	Guarantee.

All obligations under the Revolving Credit Facility shall be guaranteed by ~~(a) TWG Holdings and (b)~~ each existing and future Subsidiary of the ~~Parent~~Borrower (other than any Foreign Subsidiary or Foreign Subsidiary HoldCo ~~(in each case only if such Subsidiary is a Subsidiary of the Borrower)~~ or any Managed Vehicle) in each case pursuant to this clause (b) to the extent that (i) such Subsidiary incurs, borrows or Guarantees any committed or outstanding Material Indebtedness (other than intercompany Indebtedness among Group Members) or (ii) the Administrative Agent and the Borrower otherwise agree that such Subsidiary should become a Guarantor; provided that no guarantee shall be required to be provided ~~pursuant to clauses (a) or (b)~~ prior to the date which is the earlier of (x) 60 days after the Merger Transactions Closing Date (or such later date as the Administrative Agent reasonably may agree) and (y) the date (not earlier than the Merger Transactions Closing Date) on which ~~TWG Holdings or~~ the applicable Subsidiary incurs, borrows or Guarantees any committed or outstanding Material Indebtedness (other than intercompany Indebtedness among Group Members). On the date on which ~~TWG Holdings or~~ any Subsidiary is required to provide a Guarantee pursuant to this Section 5.9, such Guarantor shall deliver to the Administrative Agent a Guarantee Agreement, duly executed by such Guarantor, together with documents corresponding to those set forth in Sections 3.1A(i), (ii), (iii), (v), 3.1B (to the extent reasonably required by the Administrative Agent from counsel reasonably acceptable to it) and 3.1D, in each case to be applicable to such Guarantor.

The Credit Parties will, and will cause each of their Subsidiaries to, execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent may reasonably request, including the execution of Guarantee Agreements pursuant to this Section 5.9, or otherwise to give effect to the provisions of this Section 5.9, all at the reasonable expense of the Credit Parties.

SECTION 6. NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and all other Obligations (other than indemnification and other contingent obligations that by the terms of this Agreement survive termination and as to which no demand shall have been made or given) and the expiration or termination of all Letters of Credit (or the cash collateralization thereof on terms satisfactory to the Administrative Agent (with respect to outstanding Syndicated Letters of Credit) or the relevant Fronted LC Issuing Bank (with respect to outstanding Fronted Letters of Credit)), unless the provisions of this Section are waived or amended in accordance with Section 8.5, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1	Liens.

The Borrower shall not, and shall not permit any other Group Member to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of the Credit Parties, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i) Liens existing on the Effective Date securing Indebtedness and listed on Schedule 6.1 and Liens on assets of Foreign Subsidiaries in favor of any Credit Party or one of its Subsidiaries;

(ii) Liens imposed by law for Taxes that are not yet required to be paid pursuant to Section 5.5;

(iii) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and material men, and other Liens imposed by law, in each case incurred in the ordinary course of business for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iv) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, Reinsurance Agreements, Retrocession Agreements and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(v) Liens on pledges or deposits of cash or securities made by any Insurance Subsidiary as a condition to obtaining or maintaining any licenses issued to it by any Applicable Insurance Regulatory Authority;

(vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title to real property, in each case which do not and will not, individually or in the aggregate, interfere in any material respect with the use or value thereof;

(vii) any interest or title of a lessor or sublessor under any operating or true lease of real estate entered into by the ~~Parent~~Borrower or one of its Subsidiaries in the ordinary course of its business covering only the assets so leased;

(viii) Liens created pursuant to Capital Leases; provided that (a) such Liens are only in respect of the property or assets subject to, and secure only, such Capital Leases and (b) the sum of (1) the aggregate amount of Indebtedness secured by such Liens and (2) the aggregate amount of Indebtedness secured by Liens permitted by clause (ix) below does not exceed $75,000,000 at any time outstanding;

(ix) purchase money Liens in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the ~~Parent~~Borrower or one of its Subsidiaries; provided that (a) the sum of (1) the aggregate amount of Indebtedness secured by such Liens and (2) the aggregate amount of Indebtedness secured by Liens permitted by clause (viii) above does not exceed $75,000,000 at any time outstanding, (b) such Lien is incurred, and the Indebtedness secured thereby is created, within ninety (90) days after such acquisition (or construction), (c) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (d) such Lien does not apply to any other property or assets of the Group;

(x) Liens given to secure the obligations of an Insurance Subsidiary under Reinsurance Agreements, Retrocession Agreements and other similar obligations (other than obligations for the payment of borrowed money), incurred by such Insurance Subsidiary in the ordinary course of business;

(xi) Liens securing judgments that do not constitute an Event of Default under Section 7.8;

(xii) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (b) relating to pooled deposit or sweep accounts of the ~~Parent~~Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Group;

(xiii) leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights), in each case, granted to others in the ordinary course of business that do not have an material adverse impact on the business of the ~~Parent~~Borrower and its Subsidiaries, taken as a whole;

(xiv) Liens on property or assets of any Person, or the Capital Stock of such Person, that becomes a Group Member after the Effective Date; provided that such Liens are in existence at the time such Person becomes a Group Member and were not created in anticipation thereof;

(xv) Liens given to secure the obligations in respect of the Warranty Business (other than obligations for the payment of borrowed money) incurred by any Credit Party or any Subsidiary in the ordinary course of business;

(xvi) Liens securing Non-Recourse Indebtedness;

(xvii) Liens on Cash and Cash Equivalents securing obligations of any Group Member arising under (x) Swap Agreements entered into for the reduction of the ordinary course of business risks and not for speculative purposes and (y) Swap Agreements that comprise a portion of the investment portfolio of the ~~Parent~~Borrower or its Subsidiaries (other than those described in clause (x)); provided that the aggregate outstanding obligations secured by Liens in reliance of this clause (y) does not exceed 5.0% of Consolidated Adjusted Net Worth at any time of determination;

(xviii) cash held in escrow in compliance with requirements of the State of New York Insurance Department’s Circular Letter No. 33 (1979);

(xix) Liens (A) on cash advances or escrow deposits in favor of a seller of any asset or property to be acquired by the ~~Parent~~Borrower or any of its Subsidiaries, or (B) consisting of an agreement to dispose of any asset property in a disposition by any Group Member not otherwise prohibited hereunder;

(xx) Liens on escrow accounts and similar arrangements as contemplated by the Merger Agreement;

(xxi) Liens on escrow accounts containing all or a portion of the proceeds from the issuance of any Permanent Financing or any Hybrid Securities, equity Securities, and/or equity-linked Securities issued for the purpose of financing the Merger Transactions;

(xxii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xxiii) Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations under any agreement to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;

(xxiv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into in the ordinary course of business;

(xxv) Liens relating to purchase orders and other agreements entered into with customers in the ordinary course of business;

(xxvi) Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, any Insurance Subsidiary (including TWG Re) in the ordinary course of business in connection with any Reinsurance Agreement entered into with another Insurance Subsidiary;

(xxvii) other Liens (in addition to Liens permitted under clauses (i) through (xxvi) above) securing Indebtedness of the ~~Parent~~Borrower or any of its Subsidiaries; provided that upon incurrence of such Indebtedness, the ~~Parent~~Borrower shall be in compliance with Section 6.2; and

(xxviii) other Liens (in addition to Liens permitted under clauses (i) through (xxvii) above); provided, that the outstanding face amount of obligations secured by such Liens existing in reliance of this clause (xxviii) shall not exceed 2.5% of Consolidated Adjusted Net Worth at any time of determination.

Notwithstanding any of the foregoing exceptions other than clause (xiv) above, the Borrower will not, and will not permit any other Group Member to, create, incur, assume or suffer to exist any Lien upon the Capital Stock of any of its Subsidiaries owned by the Borrower or any other Group Member or upon any Indebtedness owed to such Subsidiary by another Group Member; provided that, this Section 6.1 shall not restrict any Group Member from entering into any agreement relating to the sale of Capital Stock of any Subsidiary that contains restrictions on such Group Member or such Subsidiary granting any Lien upon, or transferring or otherwise disposing of, such Capital Stock pending such sale.

6.2	Priority Indebtedness.

Priority Indebtedness shall not at any time exceed 10% of Consolidated Adjusted Net Worth.

6.3	Acquisitions.

Except pursuant to the Merger Agreement, the Borrower shall not, and shall not permit any other Group Member to, directly or indirectly acquire all or substantially all of the assets or Capital Stock of any Person unless (a) immediately prior to, and after giving effect thereto, no Potential Event of Default or Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorization; (c) the ~~Parent~~Borrower shall be in compliance with the financial covenants set forth in Section 6.9 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended; (d) with respect to any acquisition in which the aggregate consideration payable equals or exceeds 5% of Consolidated Adjusted Net Worth, the Borrower shall have delivered to the Administrative Agent promptly following the time of entering into a definitive purchase agreement for such acquisition, a Compliance Certificate evidencing compliance with Section 6.9 as required under clause (c) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.9 and (e) in the case of the acquisition of Capital Stock of any Person, such Person’s board of directors or similar governing body shall not at any time have announced its intention to, or commenced any action to, oppose such acquisition (provided that this clause (e) shall only apply to the extent that proceeds of any Loan are used to finance all or any portion of such acquisition).

6.4	Restrictions on Subsidiary Distributions.

The Borrower shall not, and shall not permit any other Group Member to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind that limits in any material respect the ability of any Subsidiary to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary or (d) transfer any of its property or assets to the Borrower or any other Subsidiary, in each case pursuant to any agreement that is material to the ~~Parent~~Borrower and its Subsidiaries taken as a whole, and that adversely affects, directly or indirectly, the repayment of the Obligations, other than restrictions under (i) this Agreement, (ii) agreements evidencing Indebtedness secured by Liens permitted by Section 6.1(xxvii) that impose restrictions on the property so acquired, (iii) any applicable law, rule or regulation or the Organizational Documents of such Subsidiary, (iv) any order from or agreement with an Applicable Insurance Regulatory Authority or any other instrument or agreement as described on Schedule 6.4, (v) any order from or agreement with an Applicable Insurance Regulatory Authority arising after the Effective Date which could not reasonably be expected to result in a Material Adverse Effect, (vi) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business and (vii) customary restrictions and conditions in any agreement relating to the sale of assets pending such sale.

6.5	Restricted Payments.

The Borrower shall not, and shall not permit any other Group Member to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment if an Event of Default exists or would result therefrom; provided that any Subsidiary may at any time make Restricted Payments to its parent if such parent is the ~~Parent~~Borrower or a wholly-owned Subsidiary of the ~~Parent~~Borrower. Notwithstanding anything to the contrary contained herein, (i) the Borrower shall cause its Subsidiaries to make Restricted Payments in a timely manner to the Borrower necessary to enable the Borrower to repay the Obligations in accordance with this Agreement and (ii) if such Restricted Payments are not sufficient to enable the Borrower to repay the Obligations in accordance with this Agreement, the Borrower will use its reasonable best efforts to obtain the approvals of any Governmental Authority to permit its Insurance Subsidiaries to make Restricted Payments to the Borrower in an amount sufficient for the Borrower to repay such Obligations.

6.6	Restriction on Fundamental Changes and Asset Sales.

Except pursuant to the Merger Agreement, the Borrower will not~~, and on and after the Merger Transactions Closing Date will not permit TWG Holdings to,~~ consolidate or merge with or into, or convey or transfer (or permit the conveyance or transfer of) all or substantially all of the properties and assets of the Group (taken as a whole) to, any other Person unless (i) the surviving or acquiring entity (A) is a Person organized under the laws of the United States or any state thereof ~~(or, in the case of TWG Holdings, Bermuda or any other jurisdiction approved by the Administrative Agent), (ii) the surviving or acquiring entity (A~~, (B) if other than the Borrower ~~or TWG Holdings (as applicable)~~, expressly assumes the performance of the applicable Obligations pursuant to documentation reasonably satisfactory to the Administrative Agent and ~~the Syndication Agents and~~ (~~B~~C) after giving effect to such transaction, will have ratings on its senior, unsecured, non-credit-enhanced debt of at least BBB by S&P and Baa3 by Moody’s and (~~iii~~ii) immediately after giving effect to such transaction, no Event of Default or Potential Event of Default exists.

6.7	[Reserved].

6.8	Transactions with Affiliates.

Except pursuant to the Merger Agreement (including the consummation of the Reorganization and any transaction contemplated by the Shareholder Rights Agreement or the Registration Rights Agreement (each as defined in the Merger Agreement)), the Borrower shall not, and shall not permit any other Group Member to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the making of any intercompany loan) with any Affiliate of any Group Member, except on fair and reasonable terms that are no less favorable to such Group Member, as the case may be, than those that might be obtained at the time in a comparable arm’s length transaction from a Person that is not an Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction between Group Members, in each case to the extent otherwise permitted under the other provisions of Section 6; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the ~~Parent~~Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of the ~~Parent~~Borrower and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.8, (e) transactions entered into in connection with an acquisition permitted by Section 6.3 and that are not material to the business, operations, properties or financial condition of the Group, taken as a whole and (f) transactions with a value not in excess of $75,000,000 in the aggregate.

6.9	Financial Covenants.

(i) Maximum Consolidated Total Debt to Capitalization Ratio. The Consolidated Total Debt to Capitalization Ratio as of the last day of any Fiscal Quarter shall not exceed (a) 0.35 to 1.0~~.~~ for any such Fiscal Quarter (except each applicable Fiscal Quarter ending after the Merger Transactions Closing Date described in clause (b) below) or (b) 0.40 to 1.0 for any such Fiscal Quarter ending during the period (x) commencing on the Merger Transactions Closing Date (but only if on such date the Borrower (A) has borrowed all or any portion of the Bridge Facility or incurred other Indebtedness for the purposes of consummating the Merger Transactions and (B) has not received net cash proceeds of at least $500,000,000 in the aggregate from its Equity Issuance and/or its issuance of Hybrid Securities after January 8, 2018) and (y) ending on and including the earlier of (A) the last day of the second full Fiscal Quarter following the Merger Transactions Closing Date and (B) the date after the Merger Transactions Closing Date on which the Borrower has received net cash proceeds of at least $500,000,000 in the aggregate from its Equity Issuance and/or its issuance of Hybrid Securities after January 8, 2018.

(ii) Minimum Consolidated Adjusted Net Worth. The Consolidated Adjusted Net Worth shall not be less than:

(a) at any time prior to the first Fiscal Quarter ending after the Merger Transactions Closing Date, the sum of (x) $2,720,082,000, (y) 25% of Consolidated Net Income of the Borrower and its Subsidiaries for each Fiscal Quarter ending after September 30, 2017 for which Consolidated Net Income (measured at the end of each such Fiscal Quarter) is a positive amount and (z) 25% of the net cash proceeds received by the Borrower or any of its Subsidiaries after September 30, 2017 from any capital contribution to, or issuance of any Capital Stock, Disqualified Capital Stock and Hybrid Securities (but only to the extent such Capital Stock, Disqualified Capital Stock and Hybrid Securities are included, at the time of issuance thereof, in Consolidated Adjusted Net Worth pursuant to the definition thereof) of, the Borrower or any Subsidiary (but excluding any issuance by a Subsidiary to the Borrower or to a wholly-owned Subsidiary, and any capital contribution by the Borrower or a Subsidiary to a wholly-owned Subsidiary); or

(b) if the Merger Transactions Closing Date occurs, at any time from and including the first Fiscal Quarter ending after the Merger Transactions Closing Date, the sum of (x) an amount equal to 70% of the Consolidated Adjusted Net Worth of the ~~Parent~~Borrower and its Subsidiaries (after giving effect to the Merger Transactions) on the Merger Transactions Closing Date, including, without limitation, adjustments for purchase accounting and the issuance of any equity in connection therewith (provided that in any event such amount shall not be less than the amount referred to in clause (ii)(a)(x) above), (y) 25% of Consolidated Net Income of the ~~Parent~~Borrower and its Subsidiaries for each Fiscal Quarter (beginning with the first full Fiscal

Quarter ending after the Merger Transactions Closing Date) for which Consolidated Net Income of the ~~Parent~~Borrower and its Subsidiaries (measured at the end of each such Fiscal Quarter) is a positive amount and (z) 25% of the net cash proceeds received by the ~~Parent~~Borrower or any of its Subsidiaries ~~(including the Borrower)~~ after the Merger Transactions Closing Date from any capital contribution to, or issuance of any Capital Stock, Disqualified Capital Stock and Hybrid Securities (but only to the extent such Capital Stock, Disqualified Capital Stock and Hybrid Securities are included, at the time of issuance thereof, in Consolidated Adjusted Net Worth pursuant to the definition thereof) of, the ~~Parent~~Borrower or any Subsidiary (but excluding any issuance by a Subsidiary to the ~~Parent~~Borrower or to a wholly-owned Subsidiary, and any capital contribution by the ~~Parent~~Borrower or a Subsidiary to a wholly-owned Subsidiary).

SECTION 7. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

7.1	Failure to Make Payments When Due.

(i) Failure by the Borrower to pay any installment of principal of the Loan or any reimbursement obligation in respect of any LC Disbursement when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) failure by the Borrower to pay any interest on the Loan or LC Disbursement or any fee or any other amount due under this Agreement within three Business Days after the date due; or

7.2	Default in Other Agreements.

(i) Failure of the ~~Parent~~Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Material Indebtedness beyond the end of any grace period provided therefor, if any; or (ii) breach or default by the ~~Parent~~Borrower or any of its Subsidiaries with respect to any other material term of (a) one or more items of such Material Indebtedness or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the end of any grace period provided therefor, if any, if the effect of such breach or default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

7.3	Breach of Certain Covenants.

Failure of the Borrower to perform or comply with any term or condition contained in Section 5.1(vi), Section 5.3 (with respect to the existence of the Borrower only), Section 5.7, Section 5.8, Section 5.9 or Section 6; or

7.4	Breach of Warranty.

Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document, or by the ~~Parent~~Borrower or any of its Subsidiaries in any statement or certificate at any time given by the ~~Parent~~Borrower or any such Subsidiary in writing pursuant hereto or thereto, or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5	Other Defaults Under Loan Documents.

Any Credit Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents to which it is a party, in each case other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after receipt by the Borrower of notice from the Administrative Agent of such default; or

7.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the ~~Parent~~Borrower, any Credit Party or any Material Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the ~~Parent~~Borrower, any Credit Party or any Material Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the ~~Parent~~Borrower, any Credit Party or any Material Subsidiary, or over all or a substantial part of their respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the ~~Parent~~Borrower, any Credit Party or any Material Subsidiary for all or a substantial part of their respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the ~~Parent~~Borrower, any Credit Party or any Material Subsidiary, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7	Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) The ~~Parent~~Borrower, any Credit Party or any Material Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the ~~Parent~~Borrower, any Credit Party or any Material Subsidiary shall make any assignment for the benefit of creditors; or (ii) the ~~Parent~~Borrower, any Credit Party or any Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing their respective inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the ~~Parent~~Borrower, any Credit Party or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 7.7 or in Section 7.6; or

7.8	Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in excess in the aggregate of $100,000,000 which is not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage shall be entered or filed against the ~~Parent~~Borrower or any of its Subsidiaries, or any of their respective assets, and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.9	Dissolution.

Any order, judgment or decree shall be entered against any Credit Party or any Material Subsidiary decreeing the dissolution or split up of such Person; or

7.10	Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or is reasonably be expected to result in liability of the ~~Parent~~Borrower, any Subsidiary or any ERISA Affiliate in excess of $100,000,000 during the term of this Agreement; or

7.11	Change of Control.

A Change of Control shall occur; or

7.12	Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) this Agreement for any reason shall cease to be in full force and effect (other than by reason of the satisfaction in full of the Obligations) or shall be declared null and void or (ii) any Credit Party shall contest the validity or enforceability of any Loan Document to which it is a party or deny in writing that it has any further liability under any Loan Document to which it is a party; or

7.13	Insurance Licenses.

Any one or more Insurance Licenses shall be suspended, revoked, terminated, not renewed or limited, or any other action shall be taken by a Governmental Authority, in each case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

7.14	Guarantee Agreement.

Any Guarantee Agreement shall fail to remain in full force or effect or any action shall be taken by any Credit Party to discontinue or to assert the invalidity or unenforceability of such Guarantee Agreement, or any Credit Party shall deny that it has any further liability under such Guarantee Agreement to which it is a party, or shall give notice to such effect.

THEN (i) upon the occurrence of any Event of Default described in Section 7.6, Section 7.7 or Section 7.9 (but in each such case solely with regards to the Borrower) the Commitments shall automatically terminate and each of the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall automatically become immediately due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower and each Credit Party party to any Loan Document and (ii) upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent shall, upon the written request or with the written consent of the Requisite Lenders, by notice to the Borrower, (a) in the case of an Event of Default which has occurred and is continuing pursuant to Section 7.1(ii) with respect to non-payment of fees due under this Agreement, terminate the Commitments, (b) declare all or any portion of the amounts described in clause (i) above to be, and the same shall forthwith become, immediately due and payable and/or (c) demand provision of cash collateral from the Borrower pursuant to Section 2.10F.

SECTION 8. MISCELLANEOUS

8.1	Assignments and Participations in Loans and Notes.

A. Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement to one or more Persons which are Eligible Assignees at the time of such sale, assignment or transfer, including all or a portion of its Commitment, Loans owing to it, interests and/or obligations in respect of Letters of Credit or other Obligations (provided that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitment) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i) the Borrower, provided that (x) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (y) the Borrower shall be deemed to have consented to any such sale, assignment or transfer unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(ii) the Administrative Agent, unless a Loan is being assigned to any existing Lender, an Affiliate thereof or an Approved Fund; and

(iii) each Fronted LC Issuing Bank;

provided, further, that each such partial assignment pursuant to this Section 8.1A shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower (unless an Event of Default has occurred and is continuing) and the Administrative Agent or as shall constitute the aggregate amount of the Commitment, Loans and interests in Letters of Credit of the assigning Lender).

B. Requirements. The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $3,500 (paid by the assigning Lender or the assignee), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.5B(iii) as if such assignee was a Lender pursuant to that Section.

C. Acceptance and Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 8.1B (and any form, certificate or other evidence required by this Agreement in connection therewith), the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement.

D. Effect of Assignment. Subject to the terms and conditions of this Section 8.1, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 8.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitments of such assignee and of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver a new Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

E. Certain Other Permitted Assignments. In addition to any other assignment permitted pursuant to this Section 8.1, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, to any Person, including any Federal Reserve Bank or any other central bank having authority over such Lender, as collateral security pursuant to Regulation A of the FRB and any operating circular issued by such Federal Reserve Bank or other central bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and/or pledge or substitute any such pledgee or assignee for such Lender as a party hereto.

F. Assignment to a Special Purpose Funding Vehicle. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPFV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPFV to make any Loan, (ii) if an SPFV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPFV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPFV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPFV, it will not institute against, or join any other person in instituting against, such SPFV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.1G, any SPFV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPFV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPFV.

G. Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than a Group Member or its Affiliates) in all or any part of its Commitment, Loans, interests and/or obligations in respect of its other Obligations. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates)

or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Event of Default or of a mandatory reduction in the Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.6C and 2.5 (subject to the requirements and limitations therein, including the requirements under Section 2.5B(iii)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.1A; provided that a participant shall not be entitled to receive any greater payment under Section 2.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 8.4 as though it were a Lender, provided such Participant agrees to be subject to Section 8.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each Participant’s interest in the Commitments and the Loans under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

8.2	Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all actual, documented and reasonable costs and out-of-pocket expenses incurred by each Arranger and each Agent in connection with the syndication of this Agreement and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated thereby, including charges for the use of IntraLinks; (ii) all the costs of furnishing all opinions by counsel for the Borrower; (iii) the reasonable and documented fees, out-of-pocket expenses and disbursements of counsel to the Arrangers and the Agents in connection with the negotiation, preparation and execution of the Loan Documents and any other documents or matters requested by the Borrower; (iv) all actual, documented and reasonable costs and out-of-pocket expenses incurred by the Administrative Agent in connection with any consents, amendments, waivers or other modifications of the Loan Documents (including the reasonable fees, out-of-pocket expenses and disbursements of counsel to the Administrative Agent in connection therewith); and (v) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by either Arranger, any Agent or Lender in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in each case in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

8.3	Indemnity.

A. In addition to the payment of expenses pursuant to Section 8.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each of the Arrangers and Agents, each Fronted LC Issuing Bank and each Lender, and the respective partners, officers, directors, employees, agents, attorneys, other advisors and affiliates of each of the Arrangers and each of the Agents, each Fronted LC Issuing Bank and each Lender (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities are determined by a final, non-appealable judgment of a court of competent jurisdiction to (i) arise from the gross negligence, bad faith or willful misconduct of that Indemnitee or any of its Related Indemnitees (as defined below), (ii) result from a material breach by such Indemnitee of its obligations hereunder (as determined pursuant to a claim made by the Borrower) or (iii) arise from any dispute solely among Indemnitees other than any claims against any Agent or Arranger in its capacity, or in fulfilling its role, as an agent, arranger or any similar role under the Loan Documents and other than any claims arising out of any act or omission on the part of the Borrower or its Affiliates. As used herein, (i) “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement, any Letter of Credit or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreements to make any Credit Extension hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents, but shall not include Taxes other than any Taxes that represent losses, claims or damages arising from a non-tax claim) and (ii) “Related Indemnitee” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents or representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, Controlling Person or such Controlled Affiliate. As used in this Section 8.3A, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto. If any claim or proceeding is commenced as to which any of the Indemnitees proposes to demand indemnification, such Indemnitees shall notify the Borrower with reasonable promptness; provided that any failure to so notify the Borrower shall not relieve any Credit Party from its obligations hereunder except to the extent such failure materially and adversely affects the Borrower.

B. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 8.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

C. To the extent permitted by applicable law, the ~~Parent~~Borrower and each of its Subsidiaries shall not assert, and each hereby waives, any claim against the Lenders, the Agents, Arrangers and their respective Affiliates, officers, directors, employees, attorneys or agents, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Credit Extension hereunder or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the ~~Parent~~Borrower and each of its Subsidiaries hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.4	Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each of the Agents and each Lender, and each of their respective Affiliates, is hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Agent or such Lender, or their respective Affiliates, as the case may be, to or for the credit or the account of the ~~Parent~~Borrower and its Subsidiaries against and on account of any obligations and liabilities of the Credit Parties to such Agent or such Lender under this Agreement and the other Loan Documents which are then due and payable, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) such Agent or such Lender shall have made any demand hereunder or (ii) said obligations and liabilities, or any of them, may be unmatured. Each Lender agrees that it will promptly notify the Administrative Agent of any exercise of such Lender’s rights pursuant to Section 8.4; provided that no failure of such Lender to deliver such notice shall affect the rights of such Lender hereunder.

8.5	Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, or consent to any departure by the Credit Parties therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that (A) no amendment, modification, termination, waiver or consent shall, without the consent of each Lender directly affected thereby (i) extend or reduce the scheduled final maturity of any Loan or Note, (ii) waive, reduce or postpone any scheduled repayment (but not prepayment), (iii) reduce the rate of interest on any Loan or any fee or other amount payable hereunder, (iv) extend the time for payment of any such interest or fees, (v) increase or reduce the principal amount of any Loan or Note, (vi) amend, modify, terminate or waive any provision of this Section 8.5, (vii) amend, modify or replace the definition of “Requisite Lenders” or “Pro Rata Share”, (viii) amend Section 2.4C in a manner that would alter the pro rata sharing of payments required thereby, (ix) consent to the assignment or transfer by the Credit Parties of any of its rights and obligations under this Agreement or (x) amend Section 2.6C with respect to an alternative rate of interest; (B) no such amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by the Credit Parties therefrom, shall (i) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender, (ii) amend, modify, terminate or waive any provision of this Agreement as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent or (iii) amend, modify, terminate or waive any provision of this Agreement as the same applies to the rights or obligations of any Fronted LC Issuing Bank, in each case without the consent of such Fronted LC Issuing Bank (it being understood that any change to Section 2.12 shall require the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and each Fronted LC Issuing Bank) and (C) no Guarantor shall be released from its Guarantee under any Guarantee Agreement (except as expressly provided in such Guarantee Agreement or this Agreement) or limit its liability in respect of such Guarantee without written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without prior written consent of the Administrative Agent. The Administrative Agent may also amend the Schedule 1.2 to reflect assignments entered into pursuant to Section 8.1. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Credit Parties in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances.

8.6	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or a Potential Event of Default if such action is taken or condition exists.

8.7	Notices.

A. Unless otherwise specifically provided herein, all notices or other communications provided for hereunder shall be in writing (including telecopier or Electronic Systems) and mailed, sent by overnight courier, telecopied, e-mailed, or delivered to, (i) in the case of the Borrower or the Administrative Agent, at its address, telecopy number or (if any) email address set forth on the signature pages hereto and (ii) in the case of each Lender and each Fronted LC Issuing Bank, at the address, telecopy number or email address set forth in its Administrative Questionnaire, or, as to each party, at such other address, telecopy number or email address or to such other person as shall be designated by such party in a written notice to all other parties. Any notice, request or demand to or upon the parties hereto shall not be effective until received.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in Section 8.7B, shall be effective as provided therein.

B. Notices and other communications to the Lenders and the Fronted LC Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

C. Any party hereto may change its address (including e-mail address) or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

D. Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to any Fronted LC Issuing Bank and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent (or any of its Affiliates or their respective directors, officers, employees, agents, advisors and representatives) (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Fronted LC Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through an Electronic System, except to the extent of direct or actual damages as are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Agent Party’s gross negligence or willful misconduct. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Fronted LC Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

8.8	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of any Credit Extension hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Credit Parties set forth in Sections 2.5, 2.6C, 8.2 and 8.3 and the agreements of the Lenders set forth in Sections 8.17, 8.18, 9.2C and 9.4 shall survive the payment of the Obligations and the termination of this Agreement.

8.9	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of either Arranger, any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Arranger, each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any other Loan Document. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

8.10	Marshalling; Payments Set Aside.

No Agent or Lender shall be under any obligation to marshal any assets in favor of the Credit Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that the Credit Parties make a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders) or the Administrative Agent or the Lenders enforce any security interests or exercises their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

8.11	Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

8.12	Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.13	Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.14	Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Agents and the Lenders (it being understood that each Lender’s rights of assignment are subject to Section 8.1). The Credit Parties may not assign or delegate their respective rights under the Loan Documents or any interest therein without the prior written consent of each Lender. Nothing in this Agreement or in the other Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

8.15	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE CREDIT PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND IN ANY APPELLATE COURT FROM ANY THEREOF. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.7;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE CREDIT PARTIES IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREES THAT EACH AGENT AND EACH LENDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE CREDIT PARTIES IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SECTION 8.15 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

8.16	Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

8.17	Confidentiality.

Each Lender shall hold all non-public information received by it regarding the ~~Parent~~Borrower and its Subsidiaries and their businesses in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by the Borrower that, in any event, each Lender may make disclosures (i) to Affiliates of such Lender and its and their respective agents and advisors (and to other persons authorized by a Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 8.17) (it being understood that each such person to which such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential; provided that such Lender shall be responsible for any breach of confidentiality by such person); (ii) reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any Lender of its Loans or any interest therein or by any direct or indirect contractual counterparties (or professional advisors thereto) to any swap or derivative transaction relating to the Credit Parties and their respective obligations; provided that, prior to any disclosure, such assignees, transferees, participants, counterparties and advisors are informed of and agree to be bound by either the provisions of this Section 8.17 or other provisions at least as restrictive as this Section 8.17; (iii) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the ~~Parent~~Borrower or its Subsidiaries received by it from any of the Agents or any Lender; (iv) required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal process; provided that unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by the ~~Parent~~Borrower or any of its Subsidiaries. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, the Loans and the Credit Extensions.

EACH LENDER ACKNOWLEDGES THAT THE NON-PUBLIC INFORMATION DESCRIBED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE ~~PARENT~~BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL SUCH INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE ~~PARENT~~BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

8.18	Ratable Sharing.

The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of facility fees or commitment fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender), which is greater than the proportion received by any other Lender in respect to of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Credit Parties or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The ~~Parent~~Borrower and each of its Subsidiaries expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the ~~Parent~~Borrower or any of its Subsidiaries to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

8.19	Counterparts; Integration; Effectiveness; Electronic Execution.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

8.20	Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by any of the Lenders pursuant hereto or thereto, shall be deemed to constitute any of the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

8.21	Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

8.22	PATRIOT Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, such Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Patriot Act.

8.23	No Advisory or Fiduciary Relationships.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (a) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions among the ~~Parent~~Borrower, its Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (b) the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (c) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (a) the Administrative Agent, the Lenders and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the ~~Parent~~Borrower, its Subsidiaries or any of their respective Affiliates or any other Person and (b) none of the Administrative Agent, the Lenders or the Arrangers has any obligation to any of the Credit Parties, their Subsidiaries or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the ~~Parent~~Borrower, its Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Lenders or the Arrangers has any obligation to disclose any of such interests to any of the ~~Parent~~Borrower, its Subsidiaries or their respective Affiliates.

8.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

A. the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

B. the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

8.25	Release of Guarantees.

A. A ~~Subsidiary~~ Guarantor ~~(other than the Borrower)~~ shall be automatically released from its obligations under (x) the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which (i) such ~~Subsidiary~~ Guarantor shall cease to be a Subsidiary or (ii) such ~~Subsidiary~~ Guarantor no longer incurs, borrows or Guarantees any Material Indebtedness (other than intercompany Indebtedness among Group Members) and (y) any Guarantee Agreement to the extent provided therein.

B. In connection with any termination or release pursuant to this Section 8.25, the Administrative Agent, upon receipt of any certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly execute and deliver to the Borrower or the applicable Credit Party, at the Borrower’s expense, all documents that the Borrower or such Credit Party shall reasonably request to evidence such termination or release. The Lenders hereby irrevocably authorize the Administrative Agent to take all actions specified in this Section 8.25.

SECTION 9. AGENTS

9.1	Appointment.

JPMCB is hereby appointed by each Lender as the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes the Administrative Agent to act as its contractual representative in accordance with the terms of this Agreement and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and the Lenders, and the Borrower and the other Group Members shall have no rights as third party beneficiaries of any of the provisions thereof. In performing its functions and duties under this Agreement, each of the Agents shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the ~~Parent~~Borrower or any of its Subsidiaries.

9.2	Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, employees and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agent, employee or attorney-in-fact selected by it with reasonable care. Each Agent shall be entitled to advice of counsel concerning the contractual arrangement between such Agent and the Lenders and all matters pertaining to such Agent’s duties hereunder and under any other Loan Document. No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. In its capacity as the Lenders’ contractual representative, the Administrative Agent is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against any Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or any other document or instrument furnished in connection herewith or therewith, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of the Borrower to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Group Members or any other Person liable for the payment of any Obligations or Affiliate of the Group Members or any such Person, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default or to make disclosures with respect to the foregoing. Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

C. Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received written instructions in respect thereof from the Requisite Lenders (or such other number of Lenders as may be required to give such instructions under Section 8.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the ~~Parent~~Borrower and its Subsidiaries or employees of any Agent), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders (or such other number of Lenders as may be required to give such instructions under Section 8.5).

D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own Securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Group Members or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Group Members for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

E. Syndication Agent and Co-Documentation Agents. Notwithstanding anything herein to the contrary, the Arrangers, the Syndication Agent and the Co-Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as a Lenders or as otherwise expressly set forth in this Agreement. Without limiting the foregoing, no such Person shall have or be deemed to have a fiduciary relationship with any other Lender.

9.3	Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the ~~Parent~~Borrower and its Subsidiaries in connection with the making of the Loans and issuance of the Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the ~~Parent~~Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Credit Extension hereunder or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

9.4	Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and each Fronted LC Issuing Bank, to the extent that such Agent or such Fronted LC Issuing Bank shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or such Fronted LC Issuing Bank in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent or as a Fronted LC Issuing Bank in any way relating to or arising out of this Agreement or the other Loan Documents (including for any such amounts incurred by or asserted against such Agent or such Fronted LC Issuing Bank in connection with any dispute between such Agent or such Fronted LC Issuing Bank and any Lender or between two or more Lenders); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent’s or such Fronted LC Issuing Bank’s gross negligence or willful misconduct. If any indemnity furnished to any Agent or any Fronted LC Issuing Bank for any purpose shall, in the opinion of such Agent or such Fronted LC Issuing Bank, be insufficient or become impaired, such Agent or such Fronted LC Issuing Bank may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5	Successor Administrative Agent.

The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Requisite Lenders. Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right to select a successor Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the Borrower’s consent shall not be required for the Requisite Lenders to appoint any Lender as the Administrative Agent or at any time that an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

9.6	Acknowledgment of Potential Related Transactions.

The Credit Parties hereby acknowledge their understanding that each of the Arrangers, each of the Agents and each of the Lenders may from time to time effect transactions (for its own account or the account of customers), and hold positions in loans or options on loans that may be the subject of this arrangement. In addition, certain Affiliates of the Lenders are full service securities firms and as such may from time to time effect transactions (for their own account or the account of customers), and hold positions, in loans or options on loans or securities or options on securities that may be the subject of this arrangement. In addition, each of the Arrangers, each of the Agents and each of the Lenders may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Group Members and other companies that may be the subject of this arrangement.

9.7	Non-Receipt of Funds by the Administrative Agent.

Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the NYFRB Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

9.8	Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable income, stamp or other taxes, imposts, duties, charges, or fees imposed, levied, collected or assessed by any Governmental Authority. Without limiting or expanding the provisions of Section 2.5, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after written demand therefor, (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so) and (ii) any and all Taxes and any and all related losses, claims, liabilities and expenses (including, without limitation, fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold any amounts from payments to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of such required withholding ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other instrument or document furnished pursuant hereto against any amount due the Administrative Agent under this Section 9.8. The agreements in this Section 9.8 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER

ASSURANT, INC.

By:
Name:
Title:

U.S. Federal Tax Identification No.:

Notice Address:

Assurant, Inc.
28 Liberty Street, 41st Floor
New York, NY 10005
Attention:	Richard Dziadzio

Telephone:
Telecopy:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

LENDERS

JPMORGAN CHASE BANK, N.A.,
as a Lender and as Administrative Agent

By:
Name:
Title:

Funding and Payment Office:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, Floor 3, Ops 2, Newark,
Delaware 19713
Attention of Loan and Agency Services
Telephone:
Telecopy:

Notice Address:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, Floor 3, Ops 2, Newark,
Delaware 19713
Attention of Loan and Agency Services
Telephone:
Telecopy:

with a copy to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention of

Telephone:
Telecopy:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a Syndication Agent

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULE 1.1

Pricing Schedule

Borrower’s Debt Rating (S&P/Moody’s)	Applicable Margin Base Rate Loans	Applicable Margin LIBOR Loans	Commitment Fee Rate
Rating Level 1: > A / A2	0%	1.000%	0.125%
Rating Level 2: A- / A3	0.250%	1.250%	0.150%
Rating Level 3: BBB+ / Baa1	0.375%	1.375%	0.175%
Rating Level 4: BBB / Baa2	0.500%	1.500%	0.225%
Rating Level 5: BBB- / Baa3	0.875%	1.875%	0.300%
Rating Level 6: ≤ BB+ / Ba1 or unrated	1.250%	2.250%	0.375%

“Debt Rating” means the Moody’s Rating or the S&P Rating.

“Moody’s Rating” means, at any time, the then current rating by Moody’s (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

“S&P Rating” means, at any time, the then current rating by S&P (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect such a public debt rating, the Rating Level will be Level 5 (except as a result of either S&P or Moody’s, as the case may be, ceasing to be in the business of issuing public debt ratings, in which case the Rating Level shall be determined by reference to the available rating); (b) if neither S&P nor Moody’s shall have in effect such a public debt rating, the applicable Rating Level will be Level 6; (c) if such public debt ratings established by S&P and Moody’s shall fall within different levels, the public debt rating will be determined by the higher of the two ratings; provided that in the event that the lower of such public debt ratings is more than one level below the higher of such public debt ratings, the public debt rating will be determined based upon the level that is one level above the lower of such public debt ratings; (d) if any such public debt rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change.

SCHEDULE 1.2

Lenders’ Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$53,000,000
Wells Fargo Bank, National Association	$53,000,000
BMO Harris Bank N.A.	$44,000,000
The Bank of Nova Scotia	$44,000,000
KeyBank National Association	$44,000,000
U.S. Bank National Association	$44,000,000
Barclays Bank PLC	$36,000,000
HSBC Bank USA, National Association	$36,000,000
Lloyds Bank plc	$36,000,000
Goldman Sachs Bank USA	$30,000,000
Morgan Stanley Bank, N.A.	$30,000,000

TOTAL:	$450,000,000